Filed pursuant to Rule 424(b)(5)
Registration No. 333-191986

Prospectus supplement

(To prospectus dated November 8, 2013)

$220,000,000

1.75% Convertible Senior Notes due 2020

Interest payable June 15 and December 15

We are offering $220,000,000 principal amount of our 1.75% Convertible Senior Notes due 2020. The notes will bear interest at a rate of 1.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014. The notes will mature on December 15, 2020, unless earlier repurchased or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2020, only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on March 31, 2014 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after March 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 103.7613 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.64 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTMI.” The last reported sale price of our common stock on The NASDAQ Global Select Market on December 16, 2013 was $7.71 per share.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-11 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$1,000.00	$220,000,000.00
Underwriting discounts and commissions	$28.75	$6,325,000.00
Proceeds, before expenses, to us	$971.25	$213,675,000.00

(1)	Plus accrued interest, if any, from December 20, 2013.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $30,000,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about December 20, 2013.

Joint book-running managers

J.P. Morgan	RBS

Co-manager

Barclays

December 16, 2013

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

We are providing information to you about this offering of notes in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the accompanying prospectus, gives more general information about the notes. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We have not authorized anyone to provide you with any information other than information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of such documents, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the notes. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See ‘‘Incorporation of certain information by reference’’ in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “TTM,” “we,” “our” and “us” refer to TTM Technologies, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

S-ii

Market and industry data

Market data and industry statistics and forecasts used in the information incorporated herein by reference are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. The estimates in such information involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors.” Accordingly, investors should not place undue reliance on this information.

S-iii

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all of the information you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the section entitled “Risk factors,” and read our consolidated financial statements and the notes thereto before making an investment decision. Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

Overview

We are a leading global provider of time-critical and technologically complex printed circuit board (“PCB”) products and backplane assemblies (PCBs populated with electronic components), which serve as the foundation of sophisticated electronic products. We are the largest PCB manufacturer in North America and the seventh largest PCB manufacturer in the world, based on 2012 revenues, according to a report by NT Information and Prismark Partners LLC, PCB industry research firms. We generated approximately $1.3 billion in net sales in 2012 and approximately $1.0 billion in net sales during the nine months ended September 30, 2013. We had 16,595 employees worldwide as of September 30, 2013 and we operate a total of 13 specialized facilities in the United States and China. We focus on providing time-to-market and advanced technology products and offer a one-stop manufacturing solution to our customers from engineering support to prototype development through final volume production. This one-stop solution allows us to align technology development with the diversified needs of our customers, many of whom are based in high growth markets, and to enable them to reduce the time required to develop new products and bring them to market. We serve a diversified customer base in various markets throughout the world, including manufacturers of networking/communications infrastructure products, touch screen tablets and smartphones. We also serve the commercial aerospace, defense, high-end computing and industrial/medical industries. Our customers include both original equipment manufacturers (“OEMs”) and electronic manufacturing services (“EMS”) providers.

In April 2010, we acquired from Meadville Holdings Limited (“Meadville”) all of the issued and outstanding capital stock of four of its subsidiaries. These four companies and their respective subsidiaries, collectively referred to as the PCB Subsidiaries, comprised Meadville’s PCB manufacturing and distribution business. Prior to the acquisition, the PCB Subsidiaries made Meadville one of the leading PCB manufacturers in China by revenue, with a focus on producing high-end PCB products. Our acquisition of the PCB Subsidiaries greatly increased our global production capacity, expanded our presence in the touch screen tablet and mobile media device markets, and enhanced our flexible, rigid-flex, high-density interconnect (“HDI”) and substrate product capabilities.

We manage our worldwide operations based on two geographic operating segments: Asia Pacific, which consists of five PCB fabrication plants and one drilling facility, and North America, which consists of seven domestic PCB fabrication plants, including a facility that provides follow-on value-added services primarily for one of the PCB fabrication plants, and one backplane assembly plant in Shanghai, China, which is managed in conjunction with our U.S. operations. Each segment operates predominantly in the same industry with production facilities that produce similar customized products for its customers and use similar means of product distribution.

Industry overview

PCBs are manufactured in panels from sheets of laminated material. Each panel is typically subdivided into multiple PCBs, each consisting of a pattern of electrical circuitry etched from copper to provide an electrical connection between the components mounted to it. PCBs serve as the foundation for virtually all electronic products, ranging from consumer electronics products (such as cellular phones, smartphones, touch screen tablets and personal computers) to high-end commercial electronic equipment (such as medical equipment, data communications routers, switches and servers) and aerospace/defense electronic systems.

High-end commercial equipment and aerospace/defense products require customized, multilayer PCBs using advanced technologies. Most high-end commercial and aerospace/defense end markets have low volume requirements that demand a highly flexible manufacturing environment. Traditionally, consumer electronics products utilized commodity-type PCBs with lower layer counts, less complexity and larger production runs. However, recent advances in consumer electronics products are driving a transition to higher layer count, more complex PCBs.

Industry trends

We believe that several trends are impacting the PCB manufacturing industry. These trends include:

•	shorter electronic product life cycles;
•	increasing complexity of electronic products;
•	increasing concentration of global PCB production in Asia;
•	decreased reliance on multiple PCB manufacturers by OEMs; and
•	increased requirements for aerospace/defense products.

Our strategy

Our goal is to be the leading global provider of time-critical, one-stop manufacturing services for highly complex PCBs. In our Asia Pacific operating segment, we intend to: primarily target the smartphone, touch screen tablet and networking infrastructure markets; increase our high technology conventional, HDI, flex and rigid-flex capabilities and capacities; and enhance our current niche position in substrates. In our North America operating segment, we intend to: continue to capitalize on our advanced technology, high mix/low volume and quick turnaround (“QTA”) service capabilities; enhance our commercial PCB capacity; expand our strategic account management model to strengthen our customer relationships; and expand our market leadership positions in the commercial aerospace and defense markets. More generally, our strategy includes:

•	emphasizing advanced technological capabilities and manufacturing processes;
•	focusing on early stages of product life cycle to gain advantages in our core markets;
•	pursuing new customers in higher growth end markets;
•	capitalizing on our significant presence in China;
•	maintaining our customer-driven culture;

•	marketing our facility specialization and one-stop manufacturing solution; and
•	providing extensive support for aerospace/defense customers.

Our products and services

We offer a wide range of PCB products, including conventional PCBs, advanced HDI PCBs, flexible PCBs, rigid-flex PCBs, backplane assemblies and integrated circuit (“IC”) substrates. We also offer certain value-added services to support our customers’ needs. These include: design for manufacturability (“DFM”) support during new product introduction stages; PCB layout design; simulation and testing services; QTA production; and drilling and routing services. By providing these value-added services to customers, we are able to provide our customers with a “one-stop” manufacturing solution, which enhances our relationships with our customers.

Customers and markets

Our customers include both OEMs and EMS companies that primarily serve the aerospace/defense, cellular phone, high-end computing, medical/industrial/instrumentation and networking/communications end markets of the electronics industry. Included in the end markets that our OEM and EMS customers serve is the U.S. government. As a result, we are a supplier, primarily as a subcontractor, to the U.S. government.

The following table shows the percentage of our net sales in each of the principal end markets we served for the periods indicated:

End markets (1)	Nine months ended September 30, 2013(3)	2012(3)	2011	2010

Aerospace/Defense	16%	15%	16%	20%
Cellular Phone(2)	18	16	11	10
Computing/Storage/Peripherals(2)	18	23	23	21
Medical/Industrial/Instrumentation	8	9	8	9
Networking/Communications	34	31	36	35
Other(2)	6	6	6	5

Total	100%	100%	100%	100%

(1)	Sales to EMS companies are classified by the end markets of their OEM customers.

(2)	Smartphones are included in the Cellular Phone end market, tablet PCs are included in the Computing/Storage/Peripherals end market and other mobile devices such as e-readers are included in the Other end market.

(3)	Certain reclassifications of prior year end market percentages have been made to conform to the current year presentation. Beginning in the first quarter of 2013, we reclassified substrate PCBs, which were included in Other end markets, into the end market that the substrate PCBs are sold into—predominantly cellular phone.

Corporate information

TTM was originally incorporated in Washington in 1978 and reincorporated in Delaware in 2005. We maintain our executive offices at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and our main telephone number at that location is (714) 327-3000. We also maintain a website at www.ttmtech.com. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus. More information about TTM is available in our filings with the Securities and Exchange Commission (the “SEC”). See “Where you can find additional information.”

The offering

The summary below describes the principal terms of the notes. This summary does not contain all of the information that is important relating to an investment in the notes and any shares of our common stock issuable upon conversion thereof. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of debt securities” section of the accompanying prospectus, as supplemented by the “Description of notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer only to TTM Technologies, Inc. and not to its consolidated subsidiaries.

Issuer	TTM Technologies, Inc., a Delaware corporation.

Securities	$220,000,000 principal amount of 1.75% Convertible Senior Notes due 2020 (plus up to an additional $30,000,000 principal amount to cover over-allotments).

Maturity	December 15, 2020, unless earlier repurchased or converted.

Interest	1.75% per year. Interest will accrue from December 20, 2013 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of notes—Events of default.”

Conversion rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 15, 2020 only under the following circumstances:

•

during any fiscal quarter commencing after the fiscal quarter ending on March 31, 2014 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of notes—Conversion rights—Conversion upon specified corporate events.”

On or after March 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 103.7613 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.64 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in an 80 trading day observation period (as described herein). See “Description of notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to repurchase notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of notes—Fundamental change permits holders to require us to repurchase notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of September 30, 2013, our total consolidated indebtedness was $545 million, and our subsidiaries had $756 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes are structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and before giving effect to any repurchases of our outstanding 3.25% Convertible Senior Notes due 2015 (the “2015 notes”), our total consolidated indebtedness as of September 30, 2013 would have been $765 million.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $213.0 million (or $242.2 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We expect to enter into convertible note hedge transactions with one or more financial institutions, which will include one or more of the underwriters and/or their respective affiliates (the “option counterparties”). We also intend to enter into warrant transactions with the option counterparties. We intend to use approximately $28.6 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions).

We also intend to use approximately $136.1 million of the net proceeds from this offering to repurchase approximately $131.6 million aggregate principal amount of our outstanding 2015 notes from holders of these notes in privately negotiated transactions, net of accrued interest.

We intend to use the remainder of the net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness, potential acquisitions, working capital and capital expenditures. See “Use of proceeds.”

If the underwriters exercise their over-allotment option, we may sell additional warrants to the option counterparties and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties. Any remaining net proceeds from the sale of the additional notes will be used for general corporate purposes as described above.

Book-entry form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”

Convertible note hedge and warrant transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the option counterparties. We also expect to enter into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge and warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties and/or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting—Convertible note hedge and warrant transactions.”

NASDAQ Global Select Market symbol for our common stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTMI.”

Trustee, bid solicitation agent, paying agent and conversion agent	American Stock Transfer & Trust Company, LLC

Summary consolidated financial data

The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, each of which is incorporated by reference in this prospectus supplement. The financial data for the years ended December 31, 2010, 2011 and 2012 are derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The financial data for the nine months ended September 30, 2013 and September 24, 2012 are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The results for the nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the full year ending December 31, 2013.

Statement of operations data:

(in thousands, except per share data)

	Nine months ended		Years ended December 31,
	September 30, 2013	September 24, 2012	2012	2011	2010

Net sales	$1,002,104	$966,933	$1,348,668	$1,428,639	$1,179,671
Cost of goods sold	854,478	803,448	1,123,669	1,127,326	925,266

Gross profit	147,626	163,485	224,999	301,313	254,405

Operating expenses:
Selling and marketing	27,614	26,365	35,957	36,891	34,345
General and administrative	76,992	69,323	98,005	92,682	79,668
Amortization of definite-lived intangibles	6,984	12,122	14,637	17,311	13,678
Restructuring charges	3,357	—	—	—	389
Impairment of long-lived assets	10,782	18,082	18,082	48,125	766
Impairment of goodwill and definite-lived intangibles	—	200,335	200,335	15,184	—
Gain on sale of assets	(17,917)	—	—	—	—

Total operating expenses	107,812	326,227	367,016	210,193	128,846

Operating income (loss)	39,814	(162,742)	(142,017)	91,120	125,559

Other income (expense):
Interest expense, net	(18,049)	(19,226)	(25,784)	(26,504)	(22,255)
Loss on Extinguishment of debt	—	(5,527)	(5,527)	—	—
Other, net	4,326	2,516	4,956	8,616	5,333

Total other (expense) net	(13,723)	(22,237)	(26,355)	(17,888)	(16,922)

Income (loss) before income taxes	26,091	(184,979)	(168,372)	73,232	108,637
Income tax (provision) benefit	(13,494)	(7,802)	(12,728)	(26,005)	(28,738)

Net income (loss)	$12,597	(192,781)	$(181,100)	$47,227	$79,899
Less: Net (income) loss attributable to the noncontrolling interest	(2,016)	4,444	6,505	(5,359)	(8,368)
Net income (loss) attributable to TTM Technologies, Inc. stockholders	$10,581	$(188,337)	(174,595)	41,868	71,531

Earnings (loss) per share attributable to TTM Technologies, Inc. stockholders:
Basic earnings (loss) per share	$0.13	$(2.30)	$(2.13)	$0.52	$1.02

Diluted earnings (loss) per share	$0.13	$(2.30)	$(2.13)	$0.51	$1.01

Balance sheet data:

	As of September 30,	As of December 31,
(in thousands, except footnote)	2013	2012	2011

Cash and cash equivalents	$270,534	$285,433	$196,052
Working capital	266,814	395,732	234,394
Total assets	1,593,464	1,676,962	1,749,069
3.25% Convertible senior notes due 2015, net of discount(1)	162,680	157,533	151,153
Other long-term debt	273,805	370,008	217,365
Total liabilities	928,639	924,132	826,399
Stockholders’ equity	664,825	752,830	922,670

(1)	The carrying amount of $162.7 million of the 2015 notes is being amortized up to the principal amount of $175.0 million through May 15, 2015.

Risk factors

Investing in the notes and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results and cash flows could be materially and adversely affected. In such an event, the trading price of the notes and our common stock could decline and you could lose all or part of your investment.

Risks related to our company

We are heavily dependent upon the worldwide electronics industry, which is characterized by economic cycles and fluctuations in product demand. A downturn in the electronics industry or prolonged global economic crisis could result in decreased demand for our manufacturing services and materially impact our financial condition.

A majority of our revenue is generated from the electronics industry, which is characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. The industry is subject to economic cycles and recessionary periods. Due to the uncertainty in the end markets served by most of our customers, we have a low level of visibility with respect to future financial results. Consequently, our past operating results, earnings and cash flows may not be indicative of our future operating results, earnings and cash flows.

We may need additional capital in the future to fund investments in our operations, refinance our indebtedness and to maintain and grow our business, and it may not be available on acceptable terms, or at all.

Our business is capital intensive and our ability to increase revenue, profit and cash flow depends upon continued capital spending. If we are unable to fund our capital requirements as currently planned, however, it would have a material adverse effect on our business, financial condition and operating results. If we do not achieve our expected operating results, we would need to reallocate our sources and uses of operating cash flows. This may include borrowing additional funds to service debt payments, which may impair our ability to make investments in our business. Looking ahead at long-term needs, we may need to raise additional funds for a number of purposes, including:

•	to fund capital equipment purchases to increase production capacity, expand our technological capabilities and replace aging equipment;

•	to refinance our existing indebtedness;

•	to fund our operations;

•	to fund working capital requirements for future growth that we may experience;

•	to enhance or expand the range of services we offer;

•	to increase our sales and marketing activities; or

•	to respond to competitive pressures or perceived opportunities, such as investment, acquisition and international expansion activities.

Should we need to raise funds through incurring additional debt, we may become subject to covenants even more restrictive than those contained in our current debt instruments. Furthermore, if we issue additional equity or equity-linked securities, our equity holders would suffer dilution. There can be no assurance that additional capital would be available on a timely basis, on favorable terms, or at all. If such funds are not available when required or on acceptable terms, our business and financial results could suffer.

Our substantial indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy our significant debt service obligations.

As of September 30, 2013, our total consolidated indebtedness was $545 million, and our subsidiaries had $756 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes are structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and before giving effect to any repurchases of our 2015 notes, our total consolidated indebtedness as of September 30, 2013 would have been $765 million. Despite these levels of indebtedness, we may incur substantial additional indebtedness in the future, including additional borrowings under our revolving credit facility.

Our substantial indebtedness and the fact that a substantial portion of our cash flow from operations must be used to make principal and interest payments on this indebtedness could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the availability of our cash flow for working capital, capital investments and other business activities and purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

•	limiting, by the financial and other restrictive covenants in our debt agreements, our ability to borrow additional funds; and

•

having a material adverse effect on our business if we fail to comply with the covenants in our debt agreements, because such failure could result in an event of default that, if not cured or waived, could result in all or a substantial amount of our indebtedness becoming immediately due and payable.

Our ability to incur significant future indebtedness, whether to finance capital expenditures, potential acquisitions or for general corporate purposes, will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us under our secured credit facilities in amounts sufficient to enable us to fund our liquidity needs, our financial condition and results of operations may be adversely affected. If we cannot make scheduled principal and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If we are unable to refinance our indebtedness on commercially reasonable terms, or at all, or to effect any other of these actions, we may be unable to repay our indebtedness, including the notes, when due, and our business may be materially and adversely affected.

Covenants in our Credit Agreement may adversely affect our company.

On September 14, 2012, we became a party to a new facility agreement (the “Credit Agreement”). The Credit Agreement contains certain financial and operating covenants that include, among other provisions, limitations on dividends or other distributions and a requirement to maintain maximum total leverage ratios and minimum net worth, current assets and interest coverage ratios at both the Company and the Asia Pacific operating segment level. In addition, our Credit Agreement includes a covenant that the Principal Shareholders (as defined in the Shareholders Agreement dated April 9, 2010, as amended on September 14, 2012) will not reduce their shareholding below 15 percent of TTM’s issued shares. The ability to meet the financial covenants can be affected by events beyond our control and we cannot provide assurance that we will continue to comply with all of these financial covenants. A breach of any of these covenants could result in a default under the Credit Agreement. Upon the occurrence of an event of default under the Credit Agreement, the lenders could elect to declare amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If the lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay the indebtedness owed under the Credit Agreement and our other indebtedness, including the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

We depend upon a relatively small number of OEM customers for a large portion of our sales, and a decline in sales to major customers could harm our results of operations.

A small number of customers is responsible for a significant portion of our sales. Collectively, our ten largest OEM customers accounted for approximately 56% and 47% of our net sales for the three months ended September 30, 2013 and September 24, 2012, respectively. Sales attributed to OEMs include both direct sales as well as sales that the OEMs place through EMS providers. Our customer concentration could fluctuate, depending on future customer requirements, which will depend in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more significant customers or a decline in sales to our significant customers could harm our business, results of operations and financial condition. In addition, we generate significant accounts receivables in connection with providing manufacturing services to our customers. If one or more of our significant customers were to become insolvent or otherwise unable to pay for the manufacturing services provided by us, our results of operations would be harmed.

In addition, during industry downturns, we may need to reduce prices at customers’ requests to limit the level of order losses, and we may be unable to collect payments from our customers. There can be no assurance that key customers would not cancel orders, that they would continue to place orders with us in the future at the same levels as experienced by us in prior periods, that they would be able to meet their payment obligations or that the end-products which use our products would be successful. This concentration of customer base may materially and adversely affect our operating results due to the loss or cancellation of business from any of these key customers, significant changes in scheduled deliveries to any of these customers or decreases in the prices of the products sold to any of these customers.

Our results can be adversely affected by rising labor costs.

There is uncertainty with respect to rising labor costs, in particular within China, where we have most of our manufacturing facilities. In recent periods, there have been regular and significant increases in the minimum wage payable in various provinces in China. In addition, we have experienced very high employee turnover in our manufacturing facilities in China, and we are experiencing ongoing difficulty in recruiting employees for these facilities. Furthermore, labor disputes and strikes based partly on wages have in the past slowed or stopped production at certain manufacturers in China. In some cases, employers have responded by significantly increasing the wages of workers at such plants. Any increase in labor costs due to minimum wage laws or customer requirements about scheduling and overtime that we are unable to recover in our pricing to our customers could adversely impact our operating results. In addition, the high turnover rate and our difficulty in recruiting and retaining qualified employees and the other labor trends we are noting in China could result in production disruptions or delays or the inability to ramp production to meet increased customer orders, resulting in order cancellation or imposition of customer penalties if we are unable to timely deliver product.

To respond to competitive pressures and customer requirements, we may further expand internationally in lower cost locations. If we pursue such expansions, we may be required to make additional capital expenditures. In addition, the cost structure in certain countries that are now considered to be favorable may increase as economies develop or as such countries join multinational economic communities or organizations, causing local wages to rise. As a result, we may need to continue to seek new locations with lower costs and the employee and infrastructure base to support PCB manufacturing. We cannot assure you that we will realize the anticipated strategic benefits of our international operations or that our international operations will contribute positively to our operating results.

In our North America operating segment, rising health care costs pose a significant labor-related risk. We work with our insurance brokers and carriers to control the cost of health care for our employees. However, there can be no assurance that our efforts will succeed, especially given recent pending changes in government oversight of health care.

We serve customers and have manufacturing facilities outside the United States and are subject to the risks characteristic of international operations.

We have significant manufacturing operations in Asia and sales offices located in Asia and Europe, and we continue to consider additional opportunities to make foreign investments and construct new foreign facilities. For the nine months ended September 30, 2013, we generated 57% of our net sales from non-U.S. operations, and a significant portion of our manufacturing material was provided by international suppliers during this period. As a result, we are subject to risks relating to significant international operations, including but not limited to:

•	managing international operations;

•	imposition of governmental controls;

•	unstable regulatory environments;

•	compliance with employment laws;

•	implementation of disclosure controls, internal controls, financial reporting systems and governance standards to comply with U.S. accounting and securities laws and regulations;

•	limitations on imports or exports of our product offerings;

•	fluctuations in the value of local currencies;

•	inflation or changes in political and economic conditions;

•	labor unrest, rising wages, difficulties in staffing and geographical labor shortages;

•	government or political unrest;

•	longer payment cycles;

•	language and communication barriers as well as time zone differences;

•	cultural differences;

•	increases in duties and taxation levied on our products;

•	other potentially adverse tax consequences;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	travel restrictions;

•	expropriation of private enterprises; and

•	the potential reversal of current favorable policies encouraging foreign investment and trade.

Our operations in China subject us to risks and uncertainties relating to the laws and regulations of China.

Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. No assurance can be given, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued or that such policies will not be significantly altered from time to time. Despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. Further, any litigation in China may be protracted and may result in substantial costs and diversion of resources and management attention. In addition, some government policies and rules are not timely published or communicated, if they are published at all. As a result, we may operate our business in violation of new rules and policies without having any knowledge of their existence. These uncertainties could limit the legal protections available to us.

We depend on the U.S. government for a substantial portion of our business, which involves unique risks. Changes in government defense spending or regulations could have a material adverse effect on our business.

A significant portion of our revenues is derived from products and services ultimately sold to the U.S. government by our OEM and EMS customers and is therefore affected by, among other things, the federal budget process. We are a supplier, primarily as a subcontractor, to the U.S. government and its agencies as well as foreign governments and agencies. The contracts between our direct customers and the government end user are subject to political and budgetary constraints and processes, changes in short-range and long-range strategic plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the government’s ability to terminate contracts for convenience or for default, as well as other risks such as contractor suspension or debarment in the event of certain violations of legal and regulatory requirements.

For the nine months ended September 30, 2013, aerospace/defense sales accounted for approximately 16% of our total net sales. The substantial majority of these sales are related to both U.S. and foreign military and defense programs. While we do not sell any significant volume of product directly to the U.S. government, we are a supplier to the U.S. government and its agencies as well as foreign governments and agencies. Consequently, our sales are affected by changes in the defense budgets of the U.S. and foreign governments. The domestic and international threat of terrorist activity, emerging nuclear states and conventional military threats have led to an increase in demand for defense products and services and homeland security solutions in the recent past. The U.S. government, however, is facing unprecedented budgeting constraints. The termination or failure to fund one or more significant contracts by the U.S. government could have a material adverse effect on our business, results of operations or prospects.

Additionally, the federal government is currently in the process of reviewing and revising the United States Munitions List. Such changes could reduce or eliminate restrictions that currently apply to some of the products we produce. If these regulations or others are changed in a manner that reduces restrictions on products being manufactured overseas, we would likely face an increase in the number of competitors and increased price competition from overseas manufacturers, who are restricted by the current export laws from manufacturing products for U.S. defense systems.

If we are unable to maintain satisfactory capacity utilization rates, our results of operations and financial condition would be adversely affected.

Given the high fixed costs of our operations, decreases in capacity utilization rates can have a significant effect on our business. Accordingly, our ability to maintain or enhance gross margins will continue to depend, in part, on maintaining satisfactory capacity utilization rates. In turn, our ability to maintain satisfactory capacity utilization will depend on the demand for our products, the volume of orders we receive and our ability to offer products that meet our customers’ requirements at competitive prices. If current or future production capacity fails to match current or future customer demands, our facilities would be underutilized, our sales may not fully cover our fixed overhead expenses and we would be less likely to achieve expected gross margins. If forecasts and assumptions used to support the realizability of our long-lived assets change in the future, significant impairment charges could result that would adversely affect our results of operations and financial condition.

In addition, we generally schedule our QTA production facilities at less than full capacity to retain our ability to respond to unexpected additional quick-turn orders. However, if these orders are not received, we may forego some production and could experience continued excess capacity. If we conclude we have significant long-term excess capacity, we may decide to permanently close one or more of our facilities, and lay off some of our employees. Closures or lay-offs could result in our recording restructuring charges such as severance, other exit costs and asset impairments as well as potentially causing disruptions in our ability to supply customers.

Competition in the PCB market is intense, and we could lose market share if we are unable to maintain our current competitive position in end markets using our quick-turn, high technology and high-mix manufacturing services.

The PCB industry is intensely competitive, highly fragmented and rapidly changing. We expect competition to continue, which could result in price reductions, reduced gross margins and loss of market share. Our principal PCB and substrate competitors include Unimicron, Ibiden, Compeq, Tripod, ISU, Viasystems, Sanmina, Multek and Wus. Our principal backplane assembly competitors include Amphenol, Sanmina, Simclar, TT Electronics and Viasystems. In addition, we increasingly compete on an international basis, and new and emerging technologies may result in new competitors entering our markets.

Some of our competitors and potential competitors have advantages over us, including:

•	greater financial and manufacturing resources that can be devoted to the development, production and sale of their products;

•	more established and broader sales and marketing channels;

•	more manufacturing facilities worldwide, some of which are closer in proximity to OEMs;

•	manufacturing facilities that are located in countries with lower production costs;

•	lower capacity utilization, which in peak market conditions can result in shorter lead times to customers;

•	ability to add additional capacity faster or more efficiently;

•	preferred vendor status with existing and potential customers;

•	greater name recognition; and

•	larger customer bases.

In addition, these competitors may respond more quickly to new or emerging technologies, adapt more quickly to changes in customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. We must continually develop improved manufacturing processes to meet our customers’ needs for complex products, and our manufacturing process technology is generally not subject to significant proprietary protection. During recessionary periods in the electronics industry, our strategy of providing quick-turn services, an integrated manufacturing solution and responsive customer service may take on reduced importance to our customers. As a result, we may need to compete more on the basis of price, which could cause our gross margins to decline.

An increase in the cost of raw materials could have an adverse impact on our business and reduce our gross margins.

To manufacture PCBs, we use raw materials such as laminated layers of fiberglass, copper foil, chemical solutions, gold and other commodity products, which we order from our suppliers. In the case of backplane assemblies, components include connectors, sheet metal, capacitors, resistors and diodes, many of which are custom made and controlled by our customers’ approved vendors. If raw material and component prices increase, it may reduce our gross margins.

We rely on suppliers for the timely delivery of raw materials and components used in manufacturing our PCBs and backplane assemblies. If a raw material supplier fails to satisfy our product quality standards, it could harm our customer relationships.

Although we have preferred suppliers for most of the raw materials we use, the materials we use are generally readily available in the open market, and numerous other potential suppliers exist. The components for backplane assemblies in some cases have limited or sole sources of supply. Consolidations and restructuring in our supplier base may result in adverse materials pricing due to reduction in competition among our suppliers. Furthermore, if a raw material or component supplier fails to satisfy our product quality standards, including standards relating to “conflict metals” (discussed further below), it could harm our customer relationships. Suppliers may from time to time extend lead times, limit supplies or increase prices, due to capacity constraints or other factors, which could harm our ability to deliver our products on a timely basis.

Our results of operations are often subject to demand fluctuations and seasonality. With a high level of fixed operating costs, even small revenue shortfalls would decrease our gross margins and potentially cause the trading price of our common stock to decline.

Our results of operations fluctuate for a variety of reasons, including:

•	timing of orders from and shipments to major customers;

•	the levels at which we utilize our manufacturing capacity;

•	price competition;

•	changes in our mix of revenues generated from quick-turn versus standard delivery time services;

•	expenditures, charges or write-offs, including those related to acquisitions, facility restructurings or asset impairments; and

•	expenses relating to expanding existing manufacturing facilities.

A significant portion of our operating expenses is relatively fixed in nature, and planned expenditures are based in part on anticipated orders. Accordingly, unexpected revenue shortfalls may decrease our gross margins. In addition, we have experienced sales fluctuations due to seasonal patterns in the capital budgeting and purchasing cycles, as well as inventory management practices of our customers and the end markets we serve. In particular, the seasonality of the computer industry and quick-turn ordering patterns affect the overall PCB industry. These seasonal trends have caused fluctuations in our operating results in the past and may continue to do so in the future. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the trading price of our common stock likely would decline.

If we are unable to provide our customers with high-end technology, high quality products and responsive service, or if we are unable to deliver our products to our customers in a timely manner, our results of operations and financial condition may suffer.

In order to maintain our existing customer base and obtain business from new customers, we must demonstrate our ability to produce our products at the level of technology, quality, responsiveness of service, timeliness of delivery and costs that our customers require. If we cannot meet our customers’ technological requirements, if our products are of substandard quality, if we are not responsive to our customers’ demands, or if our products are not delivered on time, our reputation as a reliable supplier of our products would likely be damaged. If we are unable to meet these product and service standards, we may be unable to secure new customers or keep our existing customers, and this could have a material adverse effect on our results of operations and financial condition.

Our Asia Pacific operations could be adversely affected by a shortage of utilities or a discontinuation of priority supply status offered for such utilities.

The manufacturing of PCBs requires significant quantities of electricity and water. Our Asia Pacific operations have historically purchased substantially all of the electrical power for their manufacturing plants in China from local power plants. Because China’s economy has been in a state of growth, the strain on the nation’s power plants is increasing, which has led to continuing power outages in various parts of the country. There may be times when our operations in China may be unable to obtain adequate sources of electricity to meet production requirements. Additionally, we would likely not maintain any back-up power generation facilities for our operations, so if we were to lose power at any of our facilities we would be required to cease operations until power was restored. Any stoppage of power could adversely affect our ability to meet our customers’ orders in a timely manner, thus potentially resulting in a loss of business and increased costs of manufacturing. In addition, the sudden cessation of power supply could damage our equipment, resulting in the need for costly repairs or maintenance as well as damage to products in production, resulting in an increase in scrapped products. Similarly, the sudden cessation of the water supply to our China facilities could adversely affect our ability to fulfill orders in a timely manner, potentially resulting in a loss of business and under-utilization of capacity. Various regions in China have in the past experienced shortages of both electricity and water and unexpected interruptions of power supply. From time to time, the Chinese government rations electrical power, which can lead to unscheduled production interruptions in our manufacturing facilities. There can be no assurance that our required utilities would not in the future experience material interruptions, which could have a material adverse effect on our results of operations and financial condition.

We are subject to risks for the use of certain metals from “conflict minerals” originating in the Democratic Republic of the Congo and adjoining countries.

During the third quarter of 2012, the SEC adopted rules implementing certain portions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank. These rules impose diligence and disclosure requirements regarding the use of “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries as required by Dodd-Frank. Compliance with these rules is likely to result in additional costs and expenses, including cost and expenses incurred for due diligence to determine and verify the sources of any conflict minerals used in our products, in addition to the costs and expenses of remediation and other changes to products, processes or sources of supply as a consequence of such verification efforts. These rules may also affect the sourcing and availability of minerals used in the manufacture of our semiconductor devices as there may be only a limited number of suppliers offering “conflict free” minerals that can be used in our products. There can be no assurance that we will be able to obtain such minerals in sufficient quantities or at competitive prices. Also, since our supply chain is complex, we may, at a minimum, face reputational challenges with our customers, stockholders and other stakeholders if we are unable to sufficiently verify the origins of the minerals used in our products. We may also encounter customers who require that all of the components of our products be certified as conflict free. If we are not able to meet customer requirements, such customers may choose to disqualify us as a supplier, which could impact our sales and the value of portions of our inventory.

Unanticipated changes in our tax rates or our assessment of the realizability of our deferred income tax assets or exposure to additional income tax liabilities could affect our operating results and financial condition.

We are subject to income taxes in the United States and various foreign jurisdictions. Significant judgment is required in determining our provision for income taxes and, in the ordinary course of business, there are many transactions and calculations in which the ultimate tax determination is uncertain. Our effective tax rates could be adversely affected by changes in the mix of earnings in countries and states with differing statutory tax rates, changes in the valuation of deferred income tax assets and liabilities, changes in tax laws, as well as other factors. Our tax determinations are regularly subject to audit by tax authorities, and developments in those audits could adversely affect our income tax provision. Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions, which could affect our operating results.

If our net earnings do not remain at or above recent levels, or we are not able to predict with a reasonable degree of probability that they will continue, we may have to record a valuation allowance against our net deferred income tax assets.

As of September 30, 2013, we had net deferred income tax assets of approximately $8.8 million. Based on our forecast for future taxable earnings, we believe we will utilize the deferred income tax assets in future periods. However, if our estimates of future earnings decline, we may have to increase our valuation allowance against our net deferred income tax assets, resulting in a higher income tax provision, which would reduce our earnings per share. Additionally, the ability to utilize deferred income tax assets is dependent upon the generation of taxable income in the specific tax jurisdictions that have deferred income tax assets.

If events or circumstances occur in our business that indicate that our goodwill and definite-lived intangibles may not be recoverable, we could have impairment charges that would negatively affect our earnings.

As of September 30, 2013, our consolidated balance sheet reflected $42.1 million of goodwill and definite-lived intangible assets. We periodically evaluate whether events and circumstances have occurred, such that the potential for reduced expectations for future cash flows coupled with a decline in the market price of our stock and market capitalization may indicate that the remaining balance of goodwill and definite-lived intangible assets may not be recoverable. If factors indicate that assets are impaired, we would be required to reduce the carrying value of our goodwill and definite-lived intangible assets, which could harm our results during the periods in which such a reduction is recognized. Our goodwill and definite-lived intangible assets may increase in future periods if we consummate other acquisitions. Amortization or impairment of these additional intangibles would, in turn, reduce our earnings and our stockholders’ equity.

Damage to our manufacturing facilities due to fire, natural disaster or other events could harm our financial results.

We have seven manufacturing facilities, including a facility that provides follow-on value-added services primarily for one of the PCB fabrication plants in the United States, and six manufacturing facilities and a drilling facility in China. The destruction or closure of any of our facilities for a significant period of time as a result of fire, explosion, blizzard, act of war or terrorism, flood, tornado, earthquake, lightning, other natural disasters, required maintenance or other events could harm us financially, increasing our costs of doing business and limiting our ability to deliver our manufacturing services on a timely basis. Our insurance coverage with respect to damages to our facilities or our customers’ products caused by natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate or continue to be available at commercially reasonable rates and terms.

In the event one or more of our facilities is closed on a temporary or permanent basis as a result of a natural disaster, required maintenance or other event, our operations could be significantly disrupted. Such events could delay or prevent product manufacturing and shipment for the time required to transfer production or repair, rebuild or replace the affected manufacturing facilities. This time frame could be lengthy and result in significant expenses for repair and related costs. While we have in place disaster recovery plans, there can be no assurance that such plans will be sufficient to allow our operations to continue in the event of every natural or man-made disaster, pandemic, required repair or other extraordinary event. Any extended inability to continue our operations at unaffected facilities following such an event would reduce our revenue and potentially damage our reputation as a reliable supplier.

Our results may be negatively affected by changing interest rates.

We are subject to market risk from exposure to changes in interest rates based on our financing activities. As of September 30, 2013, $370.0 million, or 68%, of our outstanding indebtedness bore interest at a floating rate of LIBOR plus an applicable interest margin. Lines of credit we maintain at banks in mainland China used for working capital and capital investment for our mainland China facilities have interest rates tied to either LIBOR or People’s Bank of China rates with a margin adjustment. There can be no assurance that interest rates will not significantly change. Should LIBOR increase substantially in the future for any reason, our interest payments on our variable interest rate debt would also increase, lowering our net income. See “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2012.

If we are unable to respond to rapid technological change and process development, we may not be able to compete effectively.

The market for our manufacturing services is characterized by rapidly changing technology and continual implementation of new production processes. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, manufacture products that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. We expect that the investment necessary to maintain our technological position will increase as customers make demands for products and services requiring more advanced technology on a quicker turnaround basis. For example, in 2013, we have made and expect to make significant capital expenditures to expand our HDI and other advanced manufacturing capabilities. We may not be able to raise additional funds in order to respond to technological changes as quickly as our competitors may.

In addition, the PCB industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. We may not respond effectively to the technological requirements of the changing market. If we need new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require us to make significant capital investments.

We are subject to the requirements of the National Industrial Security Program Operating Manual for our facility security clearance, which is a prerequisite to our ability to perform on classified contracts for the U.S. government.

A facility security clearance is required in order to be awarded and perform on classified contracts for the U.S. Department of Defense (the “DoD”) and certain other agencies of the U.S. government. As a cleared entity, we must comply with the requirements of the National Industrial Security Program Operating Manual, or NISPOM, and any other applicable U.S. government industrial security regulations. Further, due to the fact that a significant portion of our voting equity is owned by a non-U.S. entity, we are required to be governed by and operate in accordance with the terms and requirements of the Special Security Agreement, or the SSA, described in “Business—National Security Matters” in our Annual Report on Form 10-K for the year ended December 31, 2012. The terms of the SSA have been previously disclosed in our SEC filings.

If we were to violate the terms and requirements of the SSA, the NISPOM or any other applicable U.S. government industrial security regulations (which may apply to us under the terms of classified contracts), we could lose our security clearance. We cannot be certain that we will be able to maintain our security clearance. If for some reason our security clearance is invalidated or terminated, we may not be able to continue to perform on classified contracts and would not be able to enter into new classified contracts, which could adversely affect our revenues.

The prominence of EMS companies as our customers could reduce our gross margins, potential sales and customers.

Sales to EMS companies represented approximately 38% and 40% of our net sales for the nine months ended September 30, 2013 and September 24, 2012, respectively. Sales to EMS providers include sales directed by OEMs as well as orders placed with us at the EMS providers’ discretion. EMS providers source on a global basis to a greater extent than OEMs. The growth of EMS providers increases the purchasing power of such providers and could result in increased price competition or the loss of existing OEM customers. In addition, some EMS providers, including some of our customers, have the ability to directly manufacture PCBs and create backplane assemblies. If a significant number of our other EMS customers were to acquire these abilities, our customer base might shrink and our sales might decline substantially. Moreover, if any of our OEM customers outsource the production of PCBs and creation of backplane assemblies to these EMS providers, our business, results of operations and financial condition may be harmed.

The former owners of our PCB Subsidiaries own a substantial percentage of our common stock.

We issued a large amount of stock to the principal owners of Meadville in connection with our acquisition of our PCB Subsidiaries. As of September 30, 2013, approximately 33% of our common stock was beneficially owned by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands (referred to as Su Sih). Su Sih is a holding company wholly owned by Mr. Tang Hsiang Chien, a citizen of Hong Kong Special Administrative Region of the People’s Republic of China and the father of our director Mr. Tang Chung Yen. Su Sih and certain affiliates of Mr. Tang Hsiang Chien, if any, who are our shareholders and party to the Shareholders Agreement dated April 9, 2010, as amended on September 14, 2012 (collectively, the Principal Shareholders), are entitled to jointly nominate one individual to our board of directors and a majority of the members of the board of directors of the PCB Subsidiaries. If our Principal Shareholders—or any significant shareholder—were to sell a large number of shares of our common stock, the market price of our common stock could significantly decline. In addition, our relationship with our principal lenders might be negatively impacted.

If we are unable to manage our growth effectively, our business could be negatively affected.

We have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. This growth may strain our managerial, financial, manufacturing and other resources. In order to manage our growth, we may be required to continue to implement additional operating and financial controls and hire and train additional personnel. There can be no assurance that we will be able to do so in the future, and failure to do so could jeopardize our expansion plans and seriously harm our operations. In addition, growth in our capacity could result in reduced capacity utilization and a corresponding decrease in gross margins.

Our international sales are subject to laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We are required to comply with all applicable domestic and foreign export control laws, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR). Some items manufactured by us are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security under the EAR. In addition, we are subject to the Foreign Corrupt Practices Act and international counterparts that bar bribes or unreasonable gifts for foreign governments and officials. Violation of any of these laws or regulations could result in significant sanctions, including large monetary penalties and suspension or debarment from participation in future government contracts, which could reduce our future revenue and net income.

Our failure to comply with the requirements of environmental laws could result in litigation, fines, revocation of permits necessary to our manufacturing processes or debarment from our participation in federal government contracts.

Our operations are regulated under a number of federal, state, local and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Superfund Amendment and Reauthorization Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act and the Federal Motor Carrier Safety Improvement Act as well as analogous state, local and foreign laws. Compliance with these environmental laws is a major consideration for us because our manufacturing processes use and generate materials classified as hazardous. Because we use hazardous materials and generate hazardous wastes in our manufacturing processes, we may be subject to potential financial liability for costs associated with the investigation and remediation of our own sites or sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal and cupric etching solutions, metal stripping solutions, waste acid solutions, waste alkaline cleaners, waste oil and waste waters that contain heavy metals such as copper, tin, lead, nickel, gold, silver, cyanide and fluoride, and both filter cake and spent ion exchange resins from equipment used for on-site waste treatment.

Any material violations of environmental laws or failure to maintain required environmental permits could subject us to fines, penalties and other sanctions, including the revocation of our effluent discharge permits, which could require us to cease or limit production at one or more of our facilities, and harm our business, results of operations and financial condition. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend.

Environmental laws also could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. We operate in environmentally sensitive locations and we are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, material storage, handling or disposal might require a high level of unplanned capital investment or global relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm our business, results of operations and financial condition.

We are increasingly required to certify compliance with various material content restrictions in our products based on laws of various jurisdictions or territories such as the Restriction of Hazardous Substances (RoHS) and Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) directives in the European Union and China’s RoHS legislation. New York City has adopted identical RoHS restrictions and many U.S. states are considering similar rules and legislation. In addition, we must also certify as to the non-applicability to the EU’s Waste Electrical and Electronic Equipment directive for certain products that we manufacture. The REACH directive requires adoption of Substances of Very High Concern (SVHCs) periodically. We must survey our supply chain and certify to the non-presence or presence of SVHCs to our customers. As with other types of product certifications that we routinely provide, we may incur liability and pay damages if our products do not conform to our certifications.

We are also subject to a variety of environmental laws and regulations in the People’s Republic of China, or PRC, which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The manufacturing of our products generates gaseous chemical wastes, liquid wastes, waste water and other industrial wastes from various stages of the manufacturing process. Production sites in China are subject to regulation and periodic monitoring by the relevant environmental protection authorities. Environmental claims or the failure to comply with current or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or cessation of operations.

Employee theft or fraud could result in loss.

Certain of our employees have access to, or signature authority with respect to, bank accounts or other company assets, which could expose us to fraud or theft. In addition, certain employees have access to key IT infrastructure and customer and other information that is commercially valuable. Should any employee, for any reason, compromise our IT systems or misappropriate customer or other information, we could incur losses, including losses relating to claims by our customers against us, the willingness of customers to do business with us may be damaged and, in the case of our defense business, we could be debarred from future participation in government programs. Any such losses may not be fully covered by insurance.

Because we sell on a purchase order basis, we are subject to uncertainties and variability in demand by our customers that could decrease revenues and harm our operating results.

We generally sell to customers on a purchase order basis rather than pursuant to long-term contracts. Our quick-turn orders are subject to particularly short lead times. Consequently, our sales are subject to short-term variability in demand by our customers. Customers submitting purchase orders may cancel, reduce or delay their orders for a variety of reasons. The level and timing of orders placed by our customers may vary due to:

•	customer attempts to manage inventory;

•

changes in customers’ manufacturing strategies, such as a decision by a customer either to diversify or consolidate the number of PCB manufacturers or backplane assembly service providers used or to manufacture or assemble its own products internally;

•	variation in demand for our customers’ products; and

•	changes in new product introductions.

We have periodically experienced terminations, reductions and delays in our customers’ orders. Further terminations, reductions or delays in our customers’ orders could harm our business, results of operations and financial condition.

Increasingly, our larger customers are requesting that we enter into supply agreements with them that have restrictive terms and conditions. These agreements typically include provisions that increase our financial exposure, which could result in significant costs to us.

Increasingly, our larger customers are requesting that we enter into supply agreements with them. These agreements typically include provisions that generally serve to increase our exposure for product liability and limited sales returns, which could result in higher costs to us as a result of such claims. In addition, these agreements typically contain provisions that seek to limit our operational and pricing flexibility and extend payment terms, which can adversely impact our cash flow and results of operations.

Our business has benefited from OEMs deciding to outsource their PCB manufacturing and backplane assembly needs to us. If OEMs choose to provide these services in-house or select other providers, our business could suffer.

Our future revenue growth partially depends on new outsourcing opportunities from OEMs. Current and prospective customers continuously evaluate our performance against other providers. They also evaluate the potential benefits of manufacturing their products themselves. To the extent that outsourcing opportunities are not available either due to OEM decisions to produce these products themselves or to use other providers, our financial results and future growth could be adversely affected.

Consolidation among our customers could adversely affect our business.

Recently, some of our large customers have consolidated, and further consolidation of customers may occur. Depending on which organization becomes the controller of the supply chain function following the consolidation, we may not be retained as a preferred or approved supplier. In addition, product duplication could result in the termination of a product line that we currently support. While there is potential for increasing our position with the combined customer, there does exist the potential for decreased revenue if we are not retained as a continuing supplier. We also face the risk of increased pricing pressure from the combined customer because of its increased market share.

We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets.

Most of our sales are on an “open credit” basis, with standard industry payment terms. We monitor individual customer payment capability in granting such open credit arrangements, seek to limit such open credit to amounts we believe the customers can pay and maintain reserves we believe are adequate to cover exposure for doubtful accounts. During periods of economic downturn in the electronics industry and the global economy, our exposure to credit risks from our customers increases. Although we have programs in place to monitor and mitigate the associated risks, such programs may not be effective in reducing our credit risks.

Our 10 largest OEM customers accounted for approximately 56% and 47% of our net sales for the three months ended September 30, 2013 and September 24, 2012, respectively. Additionally, our OEM customers often direct a significant portion of their purchases through a relatively limited number of EMS companies. Our contractual relationship is often with the EMS companies, who are obligated to pay us for our products. Because we expect our OEM customers to continue to direct our sales to EMS companies, we expect to continue to be subject to this credit risk with a limited number of EMS customers. If one or more of our significant customers were to become insolvent or were otherwise unable to pay us, our results of operations would be harmed.

Some of our customers are EMS companies located abroad. Our exposure has increased as these foreign customers continue to expand. Our foreign receivables were approximately 17% and 30% of our net accounts receivable as of September 30, 2013 and December 31, 2012, respectively, and are expected to continue to grow as a percentage of our total receivables. We do not utilize credit insurance as a risk management tool.

Our acquisition strategy involves numerous risks.

As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of businesses, technologies, assets or product lines that complement or expand our business. Risks related to an acquisition may include:

•	the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other expected value;

•	diversion of management’s attention from normal daily operations of our existing business to focus on integration of the newly acquired business;

•	unforeseen expenses associated with the integration of the newly acquired business;

•	difficulties in managing production and coordinating operations at new sites;

•	the potential loss of key employees of acquired operations;

•	the potential inability to retain existing customers of acquired companies when we desire to do so;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	the potential decrease in overall gross margins associated with acquiring a business with a different product mix;

•	the inability to identify certain unrecorded liabilities;

•	the potential need to restructure, modify, or terminate customer relationships of the acquired company;

•	an increased concentration of business from existing or new customers; and

•	the potential inability to identify assets best suited to our business plan.

Acquisitions may cause us to:

•	enter lines of business and/or markets in which we have limited or no prior experience;

•	issue debt and be required to abide by stringent loan covenants;

•	assume liabilities;

•	record goodwill and indefinite-lived intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	become subject to litigation and environmental issues, which include product material content certifications;

•	incur unanticipated costs;

•	incur large and immediate write-offs;

•	issue common stock or equity-linked securities that would dilute our stockholders’ percentage ownership; and

•	incur substantial transaction-related costs, whether or not a proposed acquisition is consummated.

Acquisitions of high technology companies are inherently risky and no assurance can be given that our recent or future acquisitions will be successful and will not harm our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products, product enhancements may not be made in a timely fashion. In addition, unforeseen issues might arise with respect to such products after the acquisition.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and liability claims against us.

We manufacture products to our customers’ specifications, which are highly complex and may contain design or manufacturing errors or failures, despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing or materials failure or error, may result in delayed shipments, customer dissatisfaction, a reduction or cancellation of purchase orders or liability claims against us. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Our sales mix has shifted towards standard delivery time products, which have larger production runs, thereby increasing our exposure to these types of defects. Since our products are used in products that are integral to our customers’ businesses, errors, defects or other performance problems could result in financial or other damages to our customers beyond the cost of the PCB, for which we may be liable. Although our invoices and sales arrangements generally contain provisions designed to limit our exposure to product liability and related claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Product liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend. Although we maintain technology errors and omissions insurance, we cannot assure investors that we will continue to be able to purchase such insurance coverage in the future on terms that are satisfactory to us, if at all.

Outages, computer viruses, break-ins and similar events could disrupt our operations, and breaches of our security systems may cause us to incur significant legal and financial exposure.

We rely on information technology networks and systems, some of which are owned and operated by third parties, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for a variety of functions, including worldwide financial reporting, inventory management, procurement, invoicing and email communications. Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, terrorist attacks and similar events. Despite the implementation of network security measures, our systems and those of third parties on which we rely may also be vulnerable to computer viruses, break-ins and similar disruptions. If we or our vendors are unable to prevent such outages and breaches, our operations could be disrupted. If unauthorized parties gain access to our information systems or such information is used in an unauthorized manner, misdirected, lost or stolen during transmission, any theft or misuse of such information could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our services, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties and possible financial obligations for damages related to the theft or misuse of such information, any of which could have a material adverse effect on our results of operation and financial condition.

Our business may suffer if any of our key senior executives discontinues employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.

Our future success depends to a large extent on the services of our key managerial employees. We may not be able to retain our executive officers and key personnel or attract additional qualified management in the future. Our business also depends on our continuing ability to recruit, train and retain highly qualified employees, particularly engineering and sales and marketing personnel. The competition for these employees is intense and the loss of these employees could harm our business. Further, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Our manufacturing processes depend on the collective industry experience of our employees. If a significant number of these employees were to leave us, it could limit our ability to compete effectively and could harm our financial results.

We have limited patent or trade secret protection for our manufacturing processes. We rely on the collective experience of our employees involved in our manufacturing processes to ensure we continuously evaluate and adopt new technologies in our industry. Although we are not dependent on any one employee or a small number of employees, if a significant number of our employees involved in our manufacturing processes were to leave our employment and we were not able to replace these people with new employees with comparable experience, our manufacturing processes might suffer as we might be unable to keep up with innovations in the industry. As a result, we may lose our ability to continue to compete effectively.

We may be exposed to intellectual property infringement claims by third parties that could be costly to defend, could divert management’s attention and resources, and if successful, could result in liability.

We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We may not have the controls and procedures in place that are needed to adequately protect proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or obtain or use information that we regard as proprietary, which could adversely impact our revenues and financial condition.

Furthermore, there is a risk that we may infringe on the intellectual property rights of others. As is the case with many other companies in the PCB industry, we from time to time receive communications from third parties asserting patent rights to our products and enter into discussions with such third parties. Irrespective of the validity or the successful assertion of such claims, we could incur costs in either defending or settling any intellectual property disputes alleging infringement. If any claims are brought against the customers for such infringement, whether or not these have merit, we could be required to expend significant resources in defending such claims. In the event we are subject to any infringement claims, we may be required to spend a significant amount of money to develop non-infringing alternatives or obtain licenses. We may not be successful in developing such alternatives or in obtaining such licenses on reasonable terms or at all, which could disrupt the production processes, damage our reputation and affect our revenues and financial condition.

Our business and operations could be adversely impacted by climate change initiatives.

Our manufacturing processes require that we purchase significant quantities of energy from third parties, which results in the generation of greenhouse gases, either directly on-site or indirectly at electric utilities. Both domestic and international legislation to address climate change by reducing greenhouse gas emissions could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to guide international action to address climate change. Proposed and existing legislative efforts to control or limit greenhouse gas emissions could affect our energy sources and supply choices as well as increase the cost of energy and raw materials derived from sources that generate greenhouse gas emissions.

The economies of the countries in which we operate may be adversely affected by a recurrence of severe acute respiratory syndrome or an outbreak of other epidemics such as H1N1 or avian flu.

Past occurrences of epidemics or pandemics, depending on their scale of occurrence, have caused different degrees of damage to the national and local economies in the affected countries. A recurrence of SARS or an outbreak of any other epidemics or pandemics, such as the H1N1 influenza or avian flu, especially in the areas where we have operations, or where we may have operations in the future, may result in quarantines, temporary closures of offices and manufacturing facilities, travel restrictions or the temporary or permanent loss of key personnel. The perception that an outbreak of contagious disease may occur again may also have an adverse effect on the economic conditions of affected countries. Any of the above may cause material disruptions to our operations, which in turn may adversely affect our financial condition and results of operations.

We are subject to risks of currency fluctuations.

A portion of our cash and other current assets is held in currencies other than the U.S. dollar. As of September 30, 2013, we had an aggregate of approximately $244.7 million in current assets denominated in Chinese RMB and the Hong Kong Dollar (HKD). Changes in exchange rates among other currencies and the U.S. dollar will affect the value of these assets as translated to U.S. dollars in our balance sheet. To the extent that we ultimately decide to repatriate some portion of these funds to the United States, the actual value transferred could be impacted by movements in exchange rates. Any such type of movement could negatively impact the amount of cash available to fund operations or to repay debt. Significant inflation or disproportionate changes in foreign exchange rates could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy or changes in local interest rates. The impact of future exchange rate fluctuations between the U.S. Dollar and the RMB and the U.S. Dollar and the HKD cannot be predicted. To the extent that we may have outstanding indebtedness denominated in the RMB or in the HKD, the appreciation of the RMB and the HKD against the U.S. Dollar will have an adverse impact on our financial condition and results of operations (including the cost of servicing, and the value in our balance sheet of, the RMB and HKD-denominated indebtedness). Further, the Chinese government imposes controls over the convertibility of RMB into foreign currencies, which subjects us to further currency exchange risk.

Risks related to the notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank: senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional indebtedness or other liabilities.

As of September 30, 2013, our total consolidated indebtedness was $545 million, and our subsidiaries had $756 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes are structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and before giving effect to any repurchases of our 2015 notes, our total consolidated indebtedness as of September 30, 2013 would have been $765 million.

The notes are our obligations only and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. See “—Risks related to our company—Our substantial indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy our significant debt service obligations.”

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by Dodd-Frank. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our Credit Agreement contains financial and operating covenants at both the Company and the Asia Pacific operating segment level, but if the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness. See “—Risks related to our company—Covenants in our Credit Agreement may adversely affect our company.”

We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to repurchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted, as described under “Description of notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or of notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, regulatory authority or agreements governing our future indebtedness.

In addition, our 2015 notes have similar provisions that would require us to repurchase the notes at the option of holders upon a fundamental change, and that require us to pay cash in respect of any converted principal upon conversion. Our failure to repurchase notes or our 2015 notes at a time when the repurchase is required by the relevant indenture or to pay any cash payable on future conversions of such notes as required by the relevant indenture would constitute a default under such indenture. A default under either indenture or the occurrence of fundamental change itself could also lead to a default under our Credit Agreement and agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the conversion feature is required to be recorded as a component of stockholders’ equity on our consolidated balance sheet and would be treated as discount for purposes of accounting for the liability component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. ASC 470-20 also applies to the 2015 notes. If we are unable to use the treasury stock method in accounting for any shares issuable upon conversion of the notes or the 2015 notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes and our 2015 notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. In addition, Su Sih holds approximately 33% of our common stock. The issuance and/or sale of substantial amounts of common stock, or the perception that such issuances and/or sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. See “—Risks related to our company—The former owners of our PCB Subsidiaries own a substantial percentage of our common stock.”

Repurchases by us of our 2015 notes may affect the value of the notes and our common stock.

We also intend to use approximately $136.1 million of the net proceeds from this offering to repurchase approximately $131.6 million aggregate principal amount of our outstanding 2015 notes from holders of these notes in privately negotiated transactions, net of accrued interest. These repurchases could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes, and could indirectly have an effect on the initial conversion price of the notes.

Simultaneously with the repurchases of the 2015 notes, we expect to terminate a corresponding portion of the convertible note hedge transactions entered into concurrently with such notes, and separately terminate a corresponding portion of the warrant transactions entered into concurrently with such notes. In connection with such repurchases and terminations, counterparties to these convertible note hedge and warrant transactions, and certain investors who sell us their 2015 notes, may terminate their hedge positions by unwinding various derivative transactions with respect to our common stock and/or purchasing or selling shares of our common stock or our other securities shortly prior to or concurrently with such repurchases or terminations. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in an 80 trading day observation period. As described under “Description of notes—Settlement upon conversion,” this period would be (i) if the relevant conversion date occurs prior to March 15, 2020, the 80 consecutive trading day period beginning on and including the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after March 15, 2020, the 80 consecutive trading days beginning on and including the 82nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to repurchase notes,” “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $35.00 per share or less than $7.71 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 129.7016 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, absent the occurrence of a fundamental change or a make-whole fundamental change as described under “Description of notes—Fundamental change permits holders to require us to repurchase notes” or “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change,” changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with one or more financial institutions, which will include one or more of the underwriters and/or their respective affiliates (the “option counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution of our common stock and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes. We also expect to enter into warrant transactions with the option counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to enter into various derivative hedging transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This hedging activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time although there is no assurance that this hedging activity will have this effect.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various hedging derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This hedging activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your notes.

The market price for our common stock has varied between a high of $10.52 on August 26, 2013 and a low of $6.53 on April 22, 2013 in the twelve-month period ending on December 16, 2013. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your notes. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to: market and other factors, including the other factors discussed in “—Risks related to our company”; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of September 30, 2013, we had outstanding approximately 82,638,931 shares of our common stock and options to purchase approximately 953,883 shares of our common stock (of which approximately 928,883 were exercisable as of that date). We also had as of such date outstanding performance-based restricted stock units and restricted stock units for approximately 1,921,148 shares of our common stock, of which 212,557 are vested but not yet released in connection with awards to non-employee directors. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock, and the value of your notes, to decline.

Delaware law and our charter documents may impede or discourage a takeover, which could reduce the market price of our common stock and the value of your notes.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous, including the following:

•	our board is classified into three classes of directors, each with staggered three-year terms;

•

certain provisions of our certificate of incorporation and bylaws, such as staggered director terms, may be amended only by the holders of at least 80% of the shares entitled to vote at an annual or special meeting of stockholders;

•	vacancies on our board of directors may be filled only by our board of directors and not by stockholders;

•	our certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with us for a three-year period. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could depress the market price of our common stock and the value of the notes. See “Description of capital stock.”

Cautionary statement regarding forward-looking statements

Certain statements and information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompany prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Exchange Act of 1934, as amended (referred to as the Exchange Act). All statements, other than statements of historical fact, included or incorporated in this prospectus or any prospectus supplement concerning our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, trends with respect to the markets in which we compete, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of a particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, liquidity and anticipated cash needs and availability, and other statements regarding matters that are not historical factors are forward-looking statements. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “forecast,” “foresee,” ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ “seek,” ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement, and we undertake no obligation to update these forward-looking statements in the future. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Factors that could cause actual results to differ materially include those discussed above under “Risk factors,” which include the following:

•	changes in our industry, interest rates, or the general economy;

•	the effects of economic cycles and fluctuations in the worldwide demand for electronic products;

•	our ability to repay our debt obligations as they come due;

•	our reliance on a relatively small number of OEMs for a large portion of our net sales;

•	our ability to manage the risks associated with manufacturing facilities located inside and outside of the United States;

•	our reliance on the U.S. government for a substantial portion of our business;

•	our ability to compete successfully against other manufacturers;

•	our reliance on raw materials suppliers to satisfy our product quality standards;

•	our ability to respond to technological change and process development;

•	our ability to comply with environmental laws;

•	our reliance on OEMs to outsource their PCB manufacturing and backplane assembly needs to us;

•	our ability to successfully integrate our acquisitions;

•	our ability to minimize design or manufacturing defects in our products; and

•	our ability to retain our employees who have important industry experience, including our key senior executives.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $213.0 million (or $242.2 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to enter into convertible note hedge transactions with one or more of the underwriters or their respective affiliates, whom we refer to as the option counterparties. We also intend to enter into warrant transactions whereby we will sell warrants to the option counterparties. We intend to use approximately $28.6 million of the net proceeds from this offering to pay the cost of convertible note hedge transactions with the option counterparties, after such cost is partially offset by the proceeds to us from the sale of the warrants pursuant to the warrant transactions with the option counterparties.

We also intend to use approximately $136.1 million of the net proceeds from this offering to repurchase approximately $131.6 million aggregate principal amount of our outstanding 2015 notes from holders of these notes in privately negotiated transactions, net of accrued interest.

We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness, potential acquisitions, working capital and capital expenditures. However, we have not designated any specific uses of the net proceeds and have no current agreements or commitments with respect to any material acquisition or strategic transaction. Pending their ultimate use, we intend to invest the net proceeds in interest-bearing, investment grade securities.

If the underwriters exercise their over-allotment option, we may enter into additional warrant transactions with the option counterparties and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties.

In connection with the repurchase of a portion of our outstanding 2015 notes, we intend to terminate a corresponding portion of the convertible note hedge transactions entered into concurrently with the 2015 notes. Separately, we intend to terminate a corresponding portion of the warrant transactions entered into concurrently with the 2015 notes.

Any remaining net proceeds from the sale of the additional notes will be used for general corporate purposes as described above.

Price range of common stock

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTMI.” The following table sets forth the high and low sale prices for the periods presented below as reported by The NASDAQ Global Select Market.

	High	Low

2011:
First Quarter	$19.16	$13.41
Second Quarter	19.64	12.86
Third Quarter	16.98	9.16
Fourth Quarter	11.90	8.61

2012:
First Quarter	$13.75	$10.30
Second Quarter	12.10	8.55
Third Quarter	11.01	8.56
Fourth Quarter	10.23	8.30

2013:
First Quarter	$9.56	$7.28
Second Quarter	8.75	6.53
Third Quarter	10.52	8.68
Fourth Quarter (through December 16, 2013)	10.91	7.68

The closing price of our common stock on December 16, 2013 was $7.71. According to the records of our transfer agent and registrar, American Stock Transfer & Trust Company, LLC, we had 283 stockholders of record of our common stock as of December 16, 2013. Because many of such shares are held by brokers, institutions and other nominees on behalf of stockholders, we are unable to estimate the total number of beneficial owners represented by these record holders.

Dividend policy

We have not declared or paid cash dividends on our common stock since 1998. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends on our common stock. Payments of any cash dividends on our common stock in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors. Our current Credit Agreement prohibits us from paying dividends on our common stock without the consent of our lenders.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of the notes (assuming the underwriters’ over-allotment option is not exercised) and the application of the net proceeds therefrom as described in “Use of proceeds.”

You should read this table in conjunction with “Use of proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

	September 30, 2013
(in thousands, except footnotes and par value)	Actual		As adjusted
Cash, cash equivalents and short-term investments		$270,534	$318,879

Long-term debt:
1.75% Convertible senior notes due 2020(1) 3.25% Convertible senior notes due 2015(1)(2)	$	— 175,000	$220,000 43,395
Other long-term debt		273,805	273,805

Total long-term debt		$448,805	$537,200

Stockholders’ equity:
Common stock, $0.001 par value; 200,000 shares authorized, 82,639 shares issued and outstanding, actual and as adjusted(3)		$83	$83
Additional paid-in capital(4)		551,744	551,744
Retained earnings(5)		56,502	56,502
Statutory surplus reserve		15,166	15,166
Accumulated other comprehensive income		41,330	41,330

Total stockholders’ equity(4)		$664,825	$664,825

Total capitalization(4)		$1,113,630	$1,202,025

(1)	In accordance with Accounting Standards Codification, ASC 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”), convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes and the 2015 notes is the aggregate principal amount of such notes, without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.

(2)	The 2015 notes are recorded on our historical September 30, 2013 balance sheet at $162.7 million and are being amortized up to the principal amount of $175.0 million through May 15, 2015. After giving effect to the repurchase of the 2015 notes as described in this prospectus supplement, the carrying value of the remaining 2015 notes will be amortized up to the aggregate principal amount of $43.4 million through May 15, 2015.

(3)	The table above does not include the following as of September 30, 2013:

•	953,883 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $12.16 per share;

•

1,921,148 shares of common stock issuable upon vesting of restricted stock units, including 212,557 of which are vested but not yet released in connection with awards granted to non-employee directors;

•	1,895,926 shares of common stock reserved for the issuance under our 2006 Incentive Compensation Plan; and

•

shares of our common stock to be reserved for issuance: (a) upon conversion of the 2015 notes; (b) upon the notes offered hereby; and (c) in connection with the warrant transactions entered into concurrently with the 2015 notes and to be entered into concurrently with the pricing of the notes offered hereby as described under “Description of the convertible note hedge and warrant transactions” in this prospectus supplement.

(4)	Issuance of the notes (giving effect to the application of ASC 470-20 as described in note (1) above) and the entry into the convertible note hedge and warrant transactions will result in a net increase in additional paid-in capital and, therefore, a net increase in total stockholders’ equity and total capitalization. Amounts shown in the table above do not reflect application of ASC 470-20 to the notes.

(5)	Retained earnings have not been adjusted for any impact from gain or loss resulting from the repurchase of the 2015 notes.

Ratio of earnings to fixed charges

Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. Since the proceeds of the offering will be used to repay indebtedness and our historical ratios of earnings to fixed charges would change by ten percent or more, we are presenting pro forma ratios for the periods indicated. We do not have any shares of preferred stock outstanding, so our ratio of earnings to combined fixed charges and preferred dividends for any period is equivalent to our ratio of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make the required interest payments on the notes.

		Year Ended December 31,
	Nine months ended September 30, 2013	2012		2011	2010	2009	2008

Ratio of earnings to fixed charges(1)	2.3x	n/a	(2)	3.4x	5.3x	1.6x	n/a	(2)

Pro forma ratio of earnings to fixed charges(1)(3)	2.4x	n/a	(2)

(1)	In accordance with ASC 470-20, the notes and the 2015 notes are required to be separated into a liability and an equity component, such that interest expense reflects our nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay.

(2)	Earnings were not sufficient to cover fixed charges for the periods indicated. Additional earnings of $169.9 million and $61.6 million in the years ended December 31, 2012 and 2008, respectively, would have been required to achieve a ratio of 1:1.

(3)	The pro forma ratios of earnings to fixed charges reflect the issuance of the notes offered hereby and the use of proceeds therefrom as described in “Use of proceeds.”

For purposes of calculating these ratios, earnings consists of the sum of (a)(i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (b)(i) interest capitalized; and (ii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term fixed charges means the sum of (x) interest expensed and capitalized; (y) amortized premiums, discounts and capitalized expenses related to indebtedness; and (z) an estimate of the interest within rental expense.

Description of notes

We will issue the notes under an indenture to be dated as of December 20, 2013 between us and American Stock Transfer & Trust Company, LLC (the “indenture”). This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find additional information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to TTM Technologies, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $220 million (or $250 million if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from December 20, 2013 at an annual rate of 1.75% payable on June 15 and December 15 of each year, beginning on June 15, 2014;

•	not be redeemable prior to maturity;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase notes”) at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

•	mature on December 15, 2020, unless earlier converted or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 103.7613 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.64 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in Brooklyn, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 1.75% per year until maturity. Interest on the notes will accrue from December 20, 2013 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required fundamental change repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2013, our total consolidated indebtedness was $545 million, and our subsidiaries had $756 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes are structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and before giving effect to any repurchases of our 2015 notes, our total consolidated indebtedness as of September 30, 2013 would have been $765 million.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, our existing and future debt instruments, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price if a holder requires us to repurchase notes upon a fundamental change as described below. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

No redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 15, 2020, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after March 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be 103.7613 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.64 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in an 80 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders of notes on the regular record date immediately preceding the maturity date and any fundamental change repurchase date described in the bullets in the preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 15, 2020, a holder may surrender all or any portion of its notes for conversion at any time during any fiscal quarter commencing after the fiscal quarter ending on March 31, 2014 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 15, 2020, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion upon specified corporate events

Certain distributions

If, prior to the close of business on the business day immediately preceding March 15, 2020, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution,

then, in either case, we must notify the holders of the notes at least 85 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to repurchase notes”) or a “make-whole fundamental change” (as defined under “—Increase in conversion rate upon conversion upon a make-whole fundamental change”) occurs prior to the close of business on the business day immediately preceding March 15, 2020, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 85 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 85 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 85 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after March 15, 2020

On or after March 15, 2020, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after March 15, 2020 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after March 15, 2020, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after March 15, 2020, no later than the scheduled trading day immediately preceding March 15, 2020). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we timely elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 80 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 80 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 80 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 80 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 80 consecutive trading days during the observation period, 1.25% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TTMI <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to March 15, 2020, the 80 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after March 15, 2020, the 80 consecutive trading days beginning on, and including, the 82nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change” and “—Recapitalizations, reclassifications and changes of our common stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion in accordance with the requirements set forth in the indenture on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

(2)

If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued or if no such right, option or warrant is exercised prior to their expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon specified corporate events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1 =	the conversion rate in effect immediately after the end of the valuation period;
FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that in respect of any conversion of notes during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate. If the ex-dividend date of the spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such observation period.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of notes within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references in the preceding paragraph to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options, stock units or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, stock unit, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

for stock purchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that is less than 1% of the then effective conversion rate and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the conversion rate of at least 1%, (ii)(x) on each trading day of any observation period related to the conversion of notes (in the case of cash settlement or combination settlement) or (y) on the conversion date for any notes (in the case of physical settlement) and (iii) on any make-whole fundamental change effective date unless the adjustment has already been made. Adjustments to the conversion rate will be calculated to the nearest 1/10,000 of a share.

In addition, we will not undertake any transaction that would result in our being required, pursuant to the indenture, to adjust the conversion rate such that the effective conversion price per share of our common stock will be less than the current par value of our common stock.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in conversion rate upon conversion upon a make-whole fundamental change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes, and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$7.71	$9.64	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00	$30.00	$35.00
December 20, 2013	25.9403	17.3341	16.0830	10.0453	6.6598	4.5941	3.2542	2.3444	1.7049	0.9041	0.4611
December 15, 2014	25.9403	17.8789	16.5307	10.0941	6.5602	4.4472	3.1018	2.2036	1.5815	0.8167	0.4029
December 15, 2015	25.9403	18.1648	16.7184	9.9057	6.2662	4.1479	2.8324	1.9735	1.3904	0.6908	0.3234
December 15, 2016	25.9403	18.1574	16.6057	9.4297	5.7391	3.6717	2.4332	1.6500	1.1331	0.5334	0.2309
December 15, 2017	25.9403	17.5029	15.8544	8.4331	4.8332	2.9346	1.8597	1.2129	0.8033	0.3493	0.1309
December 15, 2018	25.9403	15.7658	14.0436	6.6477	3.4245	1.9061	1.1310	0.7021	0.4463	0.1754	0.0479
December 15, 2019	25.9403	12.2522	10.4917	3.7277	1.4960	0.7188	0.4085	0.2570	0.1667	0.0595	0.0029
December 15, 2020	25.9403	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $35.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $7.71 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 129.7016 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The

NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 or a multiple thereof;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes that have been validly surrendered and not validly withdrawn on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder of such notes will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental change permits holders to require us to repurchase notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes or be entitled to an increase in the conversion rate upon conversion as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board unless such change is otherwise in connection with a fundamental change or a make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, conveyance, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, conveyance, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture governing the notes and we would likely also be in default under the indenture governing our 2015 notes and Credit Agreement. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to repurchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to repurchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

Each of the following is an event of default with respect to the notes.

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate events,” in each case when due;

(5) our failure to comply with our obligations under “Consolidation, merger and sale of assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $30 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (giving effect to any applicable grace period) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8) certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment for the payment of $30 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and 0.50% of the principal amount of the notes outstanding from the 181st day until the 365th day following the occurrence of such an event of default. If we so elect, such additional interest will be payable on all outstanding notes from and including the date on which such event of default first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 365th day after such event of default (or earlier, if the event of default is cured or waived prior to such 365th day), additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default under the indenture. In the event we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 365-day period. If we fail to timely give such notice or, if we elect to pay such additional interest but do not make any such payment when due, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money, or at a place of payment, other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us under the indenture;

(6) make any change that does not adversely affect the rights of any holder;

(7) in connection with any transaction described under “Conversion rights—Recapitalizations, reclassifications and changes of our common stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “Conversion rights—Settlement upon conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) conform the provisions of the indenture to the “Description of notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within

15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall not be responsible for determining whether such filings have been made. Delivery of reports, information and documents to the trustee under the indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

American Stock Transfer & Trust Company, LLC is the trustee, security registrar, bid solicitation agent, paying agent and conversion agent. American Stock Transfer & Trust Company, LLC, in each of its capacities, including without limitation as trustee, security registrar, bid solicitation agent, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of the convertible note hedge

and warrant transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with one or more financial institutions, which will include one or more of the underwriters and/or their respective affiliates (the “option counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also expect to enter into warrant transactions with the option counterparties whereby we will sell to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We intend to use approximately $28.6 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions). If the underwriters exercise their over-allotment option, we may sell additional warrants to the option counterparties and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties.

The convertible note hedge transactions are expected generally to reduce the potential dilution of our common stock and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are a part of the convertible note hedge transactions, but we will be entitled to receive from them cash, a number of shares of our common stock or a combination thereof, as the case may be, generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the option counterparties a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting—Convertible note hedge and warrant transactions” and “Risk Factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Description of capital stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of December 16, 2013, there were 82,654,912 shares of our common stock outstanding and no shares of our preferred stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Common stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation, as amended, authorizes our board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series without any further vote or action by our stockholders. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer or other extraordinary transaction. Any issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. The existence of authorized but unissued shares of preferred stock will also enable our board of directors, without stockholder approval, to adopt a “poison pill” takeover defense mechanism. We have no present plans to issue any shares of preferred stock.

Anti-takeover effects

General

Our certificate of incorporation, as amended, our fourth amended and restated bylaws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

There is set forth below a description of the provisions contained in our certificate of incorporation, as amended, our fourth amended and restated bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and fourth amended and restated bylaws, as well as the Delaware General Corporation Law.

Classified board of directors

Our certificate of incorporation, as amended, provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board of directors until our second annual stockholder meeting following the date the acquirer obtains the controlling share interest. The classified board of directors provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Number of directors; removal; filling vacancies

Our certificate of incorporation, as amended, and fourth amended and restated bylaws provide that the number of directors shall be fixed only by resolution of our board of directors from time to time. Our fourth amended and restated bylaws provide that directors may be removed by stockholders at a special meeting called expressly for that purpose only for cause upon the affirmative vote of at least a majority of the shares entitled to vote, provided that such removal shall become effective only in accordance with our fourth amended and restated bylaws. Our certificate of incorporation, as amended, provides that vacancies on the board of directors are filled by a majority vote of the remaining directors.

Stockholder action

Our certificate of incorporation, as amended, provides that stockholder action may be taken at an annual or special meeting of stockholders and by written consent in lieu of a meeting. Our certificate of incorporation, as amended, and fourth amended and restated bylaws further provide that special meetings of stockholders may be called only by the chairman of the board of directors, our chief executive officer, a majority of the board of directors or our secretary. Stockholders are not permitted to call a special meeting, but stockholders holding at least a majority of all shares entitled to vote on the issue or issues proposed to be considered at a special meeting may demand such special meeting by delivering a written demand for such special meeting to the secretary of the corporation which contains the information with regard to the issues or issues proposed as is required by the fourth amended and restated bylaws.

The provisions of our certificate of incorporation, as amended, and fourth amended and restated bylaws limiting stockholders from calling a special meeting may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. Moreover, a stockholder may not be able to force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the whole board, our chairman or our chief executive officer believes such consideration to be appropriate.

Advance notice for stockholder proposals and director nominations

Our fourth amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to our secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our secretary not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year.

A stockholder’s notice must provide (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information that is required by applicable law to be disclosed with regard to someone seeking election or re-election as a director of a corporation, and (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and all other information that is required by applicable law to be disclosed with regard to such business being placed before our stockholders for consideration. In addition, the notice shall contain, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

Amendments to certificate of incorporation and bylaws

Certain provisions of our certificate of incorporation, as amended, and fourth amended and restated bylaws, such as staggered director terms, may be amended only by the holders of at least 80% of the shares entitled to vote at an annual or special meeting of stockholders.

Preferred stock

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

We believe that the ability to issue additional preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’

meeting. The authorized shares of preferred stock, as well as our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of The NASDAQ Global Select Market or other organizations on which our securities are then listed or quoted. Our board of directors has the power, subject to applicable law, to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

Delaware business combination statute

Section 203 of the Delaware General Corporation Law applies to our company. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless the following conditions have been satisfied:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock at an annual or special meeting that is not owned by the interested stockholder.

Section 203 generally defines an “interested stockholder” to include the following:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any such person.

Section 203 generally defines a “business combination” to include the following:

•	mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

•	certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholders; and

•	receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits.

Under certain circumstances, Section 203 makes it more difficult for a person that would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although a company’s certificate of incorporation or stockholder-adopted bylaws may exempt a corporation from the restrictions imposed by Section 203. Neither our certificate of incorporation, as amended, nor our fourth amended and restated bylaws exempt our company from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if the board of directors approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.

Liability and indemnification of officers and directors

Limitation on liability of directors

Our certificate of incorporation, as amended, and fourth amended and restated bylaws eliminate the personal liability of our directors to our company and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as it may be amended after the date of this prospectus supplement. In addition, our certificate of incorporation, as amended, provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing under the certificate of incorporation, as amended, with respect to acts or omissions occurring prior to such repeal or amendment. We have also entered into indemnification agreements with our directors and executive officers.

Under Delaware law as in effect on the date of this prospectus supplement, our directors remain liable for the following:

•	any breach of their duty of loyalty to our company and its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; and

•

any unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and that expressly sets forth a negligence standard with respect to such liability.

The provisions in our certificate of incorporation, as amended, and fourth amended and restated bylaws that eliminate liability as described above will apply to our officers if they are also directors of our company and are acting in their capacity as directors and will not apply to our officers who are not directors or who are not acting in their capacity as directors.

Indemnification

The Delaware General Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, we have adopted provisions in our certificate of incorporation, as amended, and fourth amended and restated bylaws and entered into indemnification agreements that require us to indemnify the directors, executive officers and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

The Delaware General Corporation Law permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director

•	conducted himself or herself in good faith; and

•	reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; or

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Delaware General Corporation Law further provides for mandatory indemnification of directors and officers who are wholly successful on the merits or otherwise in litigation. The Delaware General Corporation Law limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his or her improper receipt of a personal benefit.

Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations applicable to purchasing, owning, and disposing of the notes and the common stock issuable upon conversion of the notes. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)), investors that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or integrated transaction for U.S. federal income tax purposes or U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary assumes that the holder acquires the notes in the initial offering for cash at their “issue price,” within the meaning of Section 1273 of the Internal Revenue Code, or the Code (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and that the holder holds the notes as a “capital asset” (generally, property held for investment) under the Code. This summary does not discuss any aspects of state, local, or foreign country tax law with respect to the notes or common stock, as applicable. The information in this summary is based upon current law, including the Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the tax considerations contained in this summary.

Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax considerations relating to an investment in the notes or common stock, as applicable.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES OR COMMON STOCK, AS APPLICABLE, ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES OR COMMON STOCK AS APPLICABLE, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF NOTES OR COMMON STOCK, AS APPLICABLE, UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTION DESCRIBED HEREIN; AND (C) HOLDERS AND PROSPECTIVE HOLDERS OF THE NOTES OR COMMON STOCK, AS APPLICABLE, SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If a partnership is a beneficial owner of the notes or common stock, as applicable, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. United States and non-United States partnerships and their partners are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax considerations relating to an investment in notes or common stock, as applicable.

Consequences to U.S. holders

For this purpose, a “U.S. holder” is a beneficial owner of the notes or common stock, as applicable, that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created in, or organized under the law of, the United States or any state thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

Stated interest

It is expected, and therefore this discussion assumes, that the notes will be issued with less than de minimis original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by an amount equal to or more than a de minimis amount, a U.S. holder will be required, regardless of the U.S. holder’s method of tax accounting, to include such excess in income as OID, as it accrues, in accordance with a constant-yield method. The remainder of this summary will assume that the notes will be issued with less than de minimis OID.

Additional interest

As described in the section entitled “Description of notes—Events of default,” we are obligated to pay holders additional interest in the event that we fail to comply with specified obligations under the indenture, which obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date of the notes, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder, unless such a U.S. holder explicitly discloses to the Internal Revenue Service (the “IRS”), on its tax return for the tax year the U.S. holder acquired the notes, that it is taking a different position. However, the determination of whether such a contingency is remote or not is inherently factual, and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder’s income inclusion and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. If, contrary to our expectations, we pay additional interest, such amounts should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the holder’s method of tax accounting for U.S. federal income tax purposes. U.S. holders should consult their tax advisors concerning the appropriate tax treatment of the payment of additional interest with respect to the notes. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of notes—Conversion rate adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments on the notes (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received a distribution even though they will not have received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders.

Such constructive distributions would result in dividend income to the U.S. holder to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), with any excess treated as a nontaxable return of capital or as capital gain as more fully described in “—Dividends and constructive dividends on the common stock” below. It is not clear whether any such constructive dividend would be eligible for the preferential rates of U.S. federal income tax applicable to certain “qualified dividends” received by noncorporate holders or whether a corporate holder would be entitled to claim the dividends-received deduction with respect to such constructive dividend (see below under the heading “Dividends and constructive dividends on the common stock”). Any taxable constructive dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. U.S. holders are urged to carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to the U.S. holder’s basis and holding period.

Sale, exchange, redemption or other disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (except as described below regarding certain conversions) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note generally will equal the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note generally will be capital gain or loss. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation (currently at 20%). The deductibility of capital losses is subject to certain limitations under the Code.

Conversion of notes into common stock, cash, or a combination of common stock and cash

Upon conversion of the notes, we may choose to pay or deliver, as the case may be, cash, shares of our common stock (and cash in lieu of any fractional share) or a combination of cash and shares of our common stock, as described above under the heading “Description of notes—Conversion rights—Settlement upon conversion.”

Conversion into cash

A U.S. holder receiving solely cash in exchange for notes upon a conversion will recognize gain or loss on the converted notes in the same manner as if it disposed of the notes in a taxable disposition (as described above under the heading “—Sale, exchange, redemption or other disposition of notes”).

Conversion into stock

A U.S. holder receiving solely stock and cash in lieu of a fractional share of common stock upon conversion will generally recognize neither gain nor loss, except to the extent of cash received in lieu of a fractional share (which will be taxed as described below under “—Treatment of cash in lieu of a fractional share”) and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest. The tax basis of the shares received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). The holding period for shares of common stock received upon conversion will include the period during which the U.S. holder held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt of stock.

Conversion of notes into a combination of common stock and cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into a combination of our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a recapitalization or as a part conversion and part redemption, as discussed below.

Possible treatment as a recapitalization

The conversion of a note into common stock and cash may be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of a fractional share) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s adjusted tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of a fractional share or cash attributable to accrued interest, which will be treated in the manner described below). Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. The U.S. holder would have an aggregate tax basis in the common stock received in the conversion (other than common stock attributable to accrued interest, but including any fractional share deemed received) equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of a fractional share and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than with respect to a fractional share). The holding period for such common stock received by the U.S. holder (other than common stock received attributable to accrued interest) would include the period during which the U.S. holder held the notes.

Possible treatment as part conversion and part redemption

The conversion of a note into a combination of our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a cash payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion (other than common stock attributable to accrued interest, but including any fractional share deemed received) generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock (other than common stock attributable to accrued interest) generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a cash payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year.

Although the law on this point is not entirely clear, a U.S. holder would likely under this treatment be permitted to allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market values of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

Treatment of cash in lieu of a fractional share

If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share. A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the shares of our common stock between the shares of our common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Treatment of amounts attributable to accrued interest

The value of any common stock and any cash received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

Dividends and constructive dividends on the common stock

A distribution or constructive distribution in respect of our common stock generally will be treated as a dividend to the extent paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Certain dividends received by individual U.S. holders (referred to as “qualified dividends”) generally will be subject to a reduced tax rate of 20%. The reduced rate will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment interest expense. Furthermore, the reduced rate also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such U.S. holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to applicable limitations on that deduction. In general, a dividend to a corporate holder may qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock.

U.S. holders are urged to consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction for corporate holders and the reduced tax rate on qualified dividends for non-corporate U.S. holders.

Sale or other disposition of common stock

A U.S. holder will generally recognize capital gain or loss on a sale or other disposition of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the holder’s tax basis in the stock. The amount realized by the holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or other disposition of stock will be long-term capital gain or loss if the holder’s holding period for the stock is longer than one year.

Net Investment Income Tax

A tax of 3.8 percent is imposed on the “net investment income” of certain U.S. individuals, trusts and estates. Among other items, net investment income generally includes gross income from interest and dividends and net gain attributable to the disposition of certain property (including debt instruments and stock), less deductions. Holders should consult their own tax advisors regarding the possible implications of the tax on net investment income in their particular circumstances.

Information reporting and backup withholding

When required, we or our paying agent will report to the holders of the notes and our common stock, as applicable, and to the IRS, interest, dividend (including constructive dividends) and proceeds from the sale or other disposition of notes or common stock, paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on such payments at the applicable rate (which is currently 28%) if the holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. A U.S. holder of notes or common stock, as applicable, who does not provide us or our paying agent with its correct taxpayer identification number, may be subject to penalties imposed by the IRS. If backup withholding does apply to the U.S. holder, such U.S. holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the U.S. holder’s U.S. federal income tax liability as long as the U.S. holder provides the required information to the IRS. U.S. holders should consult their tax advisors as to their backup withholding requirements, the qualification for exemption from backup withholding, and the procedures for obtaining the exemption.

Consequences to non-U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of notes or shares of our common stock, as applicable. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated interest

A non-U.S. holder will not be subject to the 30% U.S. federal withholding tax or U.S. federal income tax at graduated rates in respect of interest on the notes, provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or the non-U.S. holder holds the notes through foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder does not satisfy the requirements described above, payments of interest will generally be subject to 30% U.S. federal withholding, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest received or accrued by the non-U.S. holder on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder), such interest (although exempt from 30% withholding, provided the non-U.S. holder complies with certain certification and disclosure requirements), will be subject to U.S. federal income tax on a net income basis in the same manner as interest received by a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive dividends on the common stock

Any dividends paid with respect to our common stock (and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if a treaty applies, such dividends are attributable to a U.S. permanent establishment of such non-U.S. holder, are not subject to the withholding tax, but are, instead, subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for a non-U.S. holder’s effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate or claim that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption or other disposition of notes or common stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event (see “Consequences to U.S. holders—Conversion of notes into a combination of common stock and cash”)) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” during the applicable statutory period.

We are currently not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Withholding on payments to certain foreign entities under FATCA

Under legislation enacted in the U.S. on March 18, 2010, commonly referred to as the U.S. “Foreign Account Taxpayer Compliance Act” or “FATCA,” and Treasury guidance implementing such legislation, we may be required to withhold 30% of “withholdable payments” (as defined below). This 30% withholding tax will apply to withholdable payments made to a “foreign financial institution” (“FFI”) unless the FFI: (i) enters into an agreement with the IRS to collect and provide to the IRS on an annual basis substantial information regarding its United States accounts (which include certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners), (ii) qualifies as a deemed-compliant FFI under an intergovernmental agreement entered into by the country in which it is resident and the United States, or (iii) otherwise qualifies for an exception. An FFI includes any foreign entity that is a depositary institution, custodial institution, insurance company issuing cash-value life insurance or annuity contracts, or investment entities.

The 30% withholding tax will also apply to withholdable payments made to a foreign entity that is not an FFI (a non-financial foreign entity or “NFFE”) unless the entity provides the withholding agent with a certification identifying itself and, in certain cases, its substantial U.S. owners, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or an exception applies.

The term “withholdable payment” includes any payment of interest, dividends, and the gross proceeds of a disposition of stock (including a liquidating distribution from a corporation) or debt instruments, in each case with respect to any U.S. investment.

Pursuant to the Treasury Regulations and IRS guidance, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014 (referred to as “grandfathered obligations”). Therefore, unless the notes are “significantly modified” after July 1, 2014, it is expected that interest with respect to the notes will be exempt from FATCA withholding. Withholding will be required on dividends paid on or after July 1, 2014, and on gross proceeds from the disposition of shares of our common stock beginning on January 1, 2017.

Information reporting and backup withholding

Generally, we must report to the IRS and to each non-U.S. holder the amount of interest and dividends paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the non-U.S. holder if the non-U.S. holder has complied with the certification procedures described under “—Consequences to non-U.S. holders—Stated interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Underwriting

We will enter into an underwriting agreement with J.P. Morgan Securities LLC and RBS Securities Inc., as representatives of the several underwriters listed in the table below. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$132,000,000
RBS Securities Inc.	59,400,000
Barclays Capital Inc.	28,600,000

Total	$220,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering, assuming both no exercise and full exercise of the underwriters’ over-allotment option described below.

Paid by us

	No exercise	Full exercise

Per note	$28.75	$28.75
Total	$6,325,000.00	$7,187,500.00

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $650,000.

Over-allotment option

We have granted the underwriters the right to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional $30,000,000 principal amount of notes from us solely to cover over-allotments. If any additional notes are purchased with this option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sale of similar securities

We, our directors and executive officers, and Su Sih (BVI) Limited, our largest stockholder, have agreed that, for a period of 90 days from the date of this prospectus supplement, neither we nor they will, without the prior consent of the representatives, offer or sell (or enter into any agreement to offer or sell), directly or indirectly, any shares of common stock or any securities convertible into, or exchangeable for, shares of common stock, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or file or participate in the filing of a registration statement with the SEC in respect of such common stock or securities, or publicly announce an intention to effect one of these transactions.

Notwithstanding the above, the representatives have agreed in the underwriting agreement that the lock-up agreement applicable to sales of common stock and related securities by us does not apply to (i) the sale of the securities in this offering, or the issuance by us of any shares of common stock upon the conversion thereof, (ii) the issuance by us of employee or director stock options in the ordinary course of business, (iii) the issuance by us of any shares of common stock upon the exercise of an option, warrant, or note or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing, (iv) the filing of any registration statement in respect of the securities sold in this offering or (v) the issuance of securities pursuant to the warrant transaction described in this prospectus supplement.

In addition, our directors and our executive officers and Su Sih (BVI) Limited have agreed that, without the prior written consent of the representatives, they will not, during the period commencing on the date of their lock-up agreements and ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock.

Notwithstanding the above, the lock-up agreement applicable to sales of common stock and related securities by our directors and our executive officers and Su Sih (BVI) Limited will not apply to (i) transfers of common stock by gift, will, or intestacy, including transfers by gift, will, or intestacy by such director or executive officer to their family members or to a settlement or trust (provided that any such transferee must enter into a lock-up agreement covering the remainder of the lock-up period described above), (ii) pursuant to a contract, instruction or plan in effect on the date hereof complying with Rule 10b5-1 under the Exchange Act and disclosed to the underwriters, or (iii) transfers to any trust for the direct or indirect benefit of such director or executive officer or their immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the lock-up agreement, and provided further that any such transfer will not involve a disposition for value. In addition, one of our directors and executive officers may make a charitable donation of up to 3,000 shares of common stock after the initial issuance of the notes. The underwriters have also agreed that such directors and executive officers may enter into any contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act, so long as no party shall be required to, nor shall it voluntarily, file a report under the Exchange Act or otherwise voluntarily effect any public filing, report or announcement of such entry and no transfer or sale under such a plan occurs during the lock-up period.

The representatives, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

Price stabilization and short positions; repurchase of common stock

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These transactions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock. See “Use of proceeds.”

Repurchases of outstanding 2015 notes

We also intend to use approximately $136.1 million of the net proceeds from this offering to repurchase approximately $131.6 million aggregate principal amount of our outstanding 2015 notes from holders of these notes in privately negotiated transactions, net of accrued interest. These repurchases could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes, and could indirectly have an effect on the initial conversion price of the notes.

Simultaneously with the repurchases of the 2015 notes, we expect to terminate a corresponding portion of the convertible note hedge transactions entered into concurrently with such notes, and separately terminate a corresponding portion of the warrant transactions entered into concurrently with such notes. In connection with such repurchases and terminations, counterparties to these convertible note hedge and warrant transactions, and certain investors who sell us their 2015 notes, may terminate their hedge positions by unwinding various derivative transactions with respect to our common stock and/or purchasing or selling shares of our common stock or our other securities shortly prior to or concurrently with such repurchases or terminations. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes.

Convertible note hedge and warrant transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes. We also expect to enter into warrant transactions with the option counterparties for which we will receive premiums from the option counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants.

We intend to use approximately $28.6 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions). If the underwriters exercise their over-allotment option, we may sell additional warrants to the option counterparties and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties and/or their respective affiliates expect to enter into various derivative hedging transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This hedging activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time but there is no assurance that this hedging activity will have this effect.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties and/or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Foreign jurisdictions

With respect to offers and sales of our securities that are the subject of this prospectus supplement:

•

offers or sales of any of such securities to persons in the United Kingdom are prohibited in circumstances which have resulted in or will result in such securities being or becoming the subject of an offer of transferable securities to the public as defined in Section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA;

•	all applicable provisions of the FSMA must be complied with, with respect to anything done in relation to such securities in, from or otherwise involving the United Kingdom; and

•

any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received in connection with the issue or sale of such securities shall only be communicated, or be caused to be communicated, in circumstances in which Section 21(1) of the FSMA does not apply to us.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of our securities which are the subject of this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC or RBS Securities Inc. for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Other relationships

The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, from time to time, the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the notes and shares of common stock issuable upon conversion of the notes will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain legal matters will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements of TTM Technologies, Inc. as of and for the years ended December 31, 2011 and 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows of TTM Technologies, Inc. and subsidiaries for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find additional information

We file reports with the SEC, copies of which are available without charge by (1) telephonic request by calling our Investor Relations Department at (714) 327-3000, (2) e-mail request to investor@ttmtech.com, or (3) a written request to TTM Technologies, Inc., Attention: Investor Relations, 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. These reports include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to such reports, each of which is provided on our website as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room or on the SEC’s website.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2013, July 1, 2013 and September 30, 2013;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2013, February 28, 2013, March 6, 2013, March 18, 2013, April 29, 2013, June 25, 2013, September 12, 2013 and October 30, 2013 (with respect to Item 5.02 only);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our definitive proxy statement on Schedule 14A filed with the SEC on March 14, 2013; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 2005, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

TTM Technologies, Inc.

1665 Scenic Avenue, Suite 250

Costa Mesa, California 92626

(714) 327-3000

Attn: Investor Relations

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, or any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or any documents previously incorporated by reference have been modified or superseded.

Prospectus

$250,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of common stock, preferred stock, debt securities, warrants, and units up to an aggregate amount of $250,000,000.

This prospectus provides you with a general description of the securities we may offer and sell. We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TTMI.” We will make application to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the Nasdaq Global Select Market. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

This prospectus may not be used to consummate a sale of our securities unless accompanied by the applicable prospectus supplement.

You should consider the risks that we have described in this prospectus and in the accompanying prospectus supplement before you invest. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2013

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (referred to as the SEC) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities registered in one or more offerings, up to a total dollar amount of $250,000,000. This prospectus provides you with general information regarding the securities that we may offer in the future. Each time we sell securities, we will provide a prospectus supplement that contains specific information about any offering by us.

The prospectus supplement also may add, update, or change information contained in the prospectus. You should read both this prospectus and the prospectus supplement related to any offering as well as additional information described under the heading “Where you can find more information.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any “free writing prospectus.” We are offering to sell, and seeking offers to buy, securities only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date of their covers, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

In this prospectus, the terms “we,” “our,” and “us” refer to TTM Technologies, Inc. and its subsidiaries, unless otherwise specified.

ii

Prospectus summary

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

Our company

We are a leading global provider of time-critical and technologically complex printed circuit board (PCB) products and backplane assemblies (PCBs populated with electronic components), which serve as the foundation of sophisticated electronic products. We are the largest PCB manufacturer in North America and the seventh largest PCB manufacturer in the world, based on 2012 revenues, according to a report by NT Information and Prismark Partners LLC, PCB industry research firms. We generated approximately $1.3 billion in net sales in 2012 and approximately $663.4 million in net sales during the two quarters ended July 1, 2013. We had 16,115 employees worldwide as of July 1, 2013, and we operate a total of 14 specialized and integrated facilities in the United States and China. We focus on providing time-to-market and advanced technology products and offer a one-stop manufacturing solution to our customers from engineering support to prototype development through final volume production. This one-stop solution allows us to align technology development with the diversified needs of our customers, many of whom are based in high growth markets, and to enable them to reduce the time required to develop new products and bring them to market. We serve a diversified customer base in various markets throughout the world, including manufacturers of networking/communications infrastructure products, touch screen tablets and smartphones. We also serve the commercial aerospace, defense, high-end computing, and industrial/medical industries. Our customers include both original equipment manufacturers (OEMs) and electronic manufacturing services (EMS) providers.

Our offices

We maintain our principal executive offices at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Our telephone number is (714) 327-3000. Our website is located at www.ttmtech.com. Other than as described in “Where you can find more information” on page 50 of this prospectus, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.

The securities that may be offered

We may offer up to $250,000,000 of common stock, preferred stock, debt securities, warrants and units in one or more offerings and in any combination. In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices, and terms of the securities we offer. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Common stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation, as amended, authorizes our board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series without any further vote or action by our stockholders. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, or other extraordinary transaction. Any issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. The existence of authorized but unissued shares of preferred stock will also enable our board of directors, without stockholder approval, to adopt a “poison pill” takeover defense mechanism. We have no present plans to issue any shares of preferred stock.

Debt securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to not be senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

The senior and subordinated debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture. Instructions on how you can get copies of this document are provided in the section entitled “Where you can find more information” on page 50 of the prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

Risk factors

Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the SEC, and each subsequently filed Quarterly Report on Form 10-Q, each of which are incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Forward-looking statements

This prospectus and each prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Exchange Act of 1934, as amended (referred to as the Exchange Act). All statements, other than statements of historical fact, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, markets for our services, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “target,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements.

Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2012 and each subsequently filed Quarterly Report on Form 10-Q. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement, or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Prospectus supplements

This prospectus provides you with a general description of the proposed offering of our securities. Each time that we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add to, update, or change information contained in this prospectus and should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information.”

The prospectus supplement will describe the terms of any offering of securities, including the offering price to the public in that offering, the purchase price and net proceeds of that offering, and the other specific terms related to that offering of securities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six months ended July 1, 2013	Year ended December 31,
		2012		2011	2010	2009	2008

Ratio of earnings to fixed charges	3.1x	n/a	(1)	3.4x	5.3x	1.6x	n/a	(1)

(1)	Earnings were not sufficient to cover fixed charges for the periods indicated. Additional earnings of $169.9 million and $61.6 million in the years ended December 31, 2012 and 2008, respectively, would have been required to achieve a ratio of 1:1.

For purposes of calculating these ratios, earnings consists of the sum of (a)(i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (b)(i) interest capitalized; and (ii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term fixed charges means the sum of (x) interest expensed and capitalized; (y) amortized premiums, discounts and capitalized expenses related to indebtedness; and (z) an estimate of the interest within rental expense.

Use of proceeds

Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of securities offered hereby for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time and for working capital, capital expenditures, acquisitions, and repurchases of our common stock or other securities. Pending these uses, the net proceeds may also be temporarily invested in short-term securities. When specific securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such securities.

Securities we may offer

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. However, no prospectus supplement will offer a security that is not included in the Registration Statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of common stock

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our certificate of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law (which we refer to as Delaware law), our certificate of incorporation, as amended, our fourth amended and restated bylaws, and the rights of the holders of our preferred stock, if any, as well as some of the terms of our credit agreement and any other outstanding indebtedness.

As of September 30, 2013, under our certificate of incorporation, as amended, we had the authority to issue 200,000,000 shares of common stock, par value $0.001 per share. As of September 30, 2013, 82,638,931 shares of our common stock were outstanding and were held of record by approximately 285 stockholders.

The following description of our common stock, and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our certificate of incorporation, as amended, and fourth amended and restated bylaws, each as amended from time to time. See “Certain provisions of Delaware law and our charter and bylaws,” beginning on page 35, for more information.

Voting rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, all questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by express provision of law or our certificate of incorporation, as amended, or fourth amended and restated bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation rights

In the event of any liquidation, dissolution, or winding up of our company, after the payment or provisions for payment of all debts and liabilities of the corporation and all preferential amounts to which the holders of our preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Options and restricted stock units

From time to time, we have issued and expect to continue to issue options, performance-based restricted stock units (referred to as PRUs) and restricted stock units (referred to as RSUs) to various directors, employees, and officers of our company. As of September 30, 2013, we had (i) outstanding stock options to purchase 953,883 shares of our common stock, of which 928,883 shares of common stock were issuable upon exercise of vested stock options as of that date; (ii) 1,921,148 shares of common stock underlying outstanding PRUs and RSUs, of which 212,557 are vested but not yet released in connection with awards granted to non-employee directors; and (iii) 1,895,926 shares of common stock reserved for future grant or issuance under our 2006 Incentive Compensation Plan.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TTMI.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Description of preferred stock

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail and may provide information that is different from terms described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our certificate of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of designation or amendment to our certificate of incorporation, as amended, will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our certificate of incorporation, as amended, and fourth amended and restated bylaws, each as amended from time to time. See “Certain provisions of Delaware law and our charter and bylaws,” beginning on page 35, for more information.

As of September 30, 2013, under our certificate of incorporation, as amended, we had the authority to issue 15,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with such dividend, liquidation, conversion, voting, and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement. As of September 30, 2013, there were no outstanding shares of our preferred stock.

Terms of preferred stock to be offered

Unless provided in a prospectus supplement, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	any dividend rights;

•	any dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	any right to convert the preferred stock into a different type of security;

•	any voting rights attributable to the preferred stock;

•	any rights and preferences upon our liquidation, dissolution or winding up of our affairs;

•	any terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	a discussion of federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution, or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations, or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable prospectus supplement, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution, or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred stockholders are entitled to receive distributions when, as, and if declared by our board of directors, out of legally available funds and to share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to the applicable series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay, or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock. Similarly, we may not declare, pay, or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Liquidation preference

Upon the voluntary or involuntary liquidation, dissolution, or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution, or winding up, the holders of each series of our preferred stock will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution, or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our other classes or series of equity securities ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution, or winding up, then the holders of our preferred stock and all other such classes or series of equity securities will share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable prospectus supplement. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price, and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times, and at the redemption prices set forth in such prospectus supplement. Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price. No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Registrar and transfer agent

The registrar and transfer agent for our preferred stock will be set forth in the applicable prospectus supplement.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination, or proxy contest, assumption of control by a holder of a large block of our securities, or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences that may adversely affect the holders of our other equity or debt securities.

Description of debt securities

This section describes certain general terms and provisions of the debt securities we may offer under this prospectus and one or more prospectus supplements. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may issue “senior,” “senior subordinated,” or “subordinated” debt securities. “Senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. “Senior subordinated securities” will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other senior subordinated indebtedness. “Subordinated securities” will be subordinated in right of payment to senior subordinated securities.

We need not issue all debt securities of one series at the same time. Unless we provide otherwise, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We will issue the senior debt securities and senior subordinated debt securities under a senior indenture, which we will enter into with the trustee to be named in the senior indenture, and we will issue the subordinated debt securities under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture. We use the term “indenture” or “indentures” to refer to both the senior indenture and the subordinated indenture. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (referred to as the Trust Indenture Act), and we may supplement the indenture from time to time. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. We have filed a form of indenture between us as the issuer, and American Stock Transfer & Trust Company, LLC as the indenture trustee, as an exhibit to this registration statement, of which this prospectus forms a part. The terms of the senior indenture and subordinated indenture will be substantially similar, except that the subordinated indenture will include provisions pertaining to the subordination of the subordinated debt securities and senior subordinated debt securities to the senior debt securities and any other of our senior securities. The following statements relating to the debt securities and the indenture are summaries only, are subject to change, and are qualified in their entirety to the detailed provisions of the indenture, any supplemental indenture, and the discussion contained in any prospectus supplements.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement. We may issue debt securities with terms different than those of debt securities that we previously issued.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities of the series;

•	the series designation and whether they are senior, senior subordinated, or subordinated debt securities;

•

any limit upon the aggregate principal amount of debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•

the price or prices (expressed as a percentage of the aggregate principal amount) at which the debt securities will be sold and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon the maturity of the debt securities;

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates that may be fixed or variable at which the debt securities of the series shall bear interest, if any, or the manner in which such rate or rates shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, and the record dates for the determination of holders to whom interest is payable;

•

the place or places where the principal of, premium, if any, and any interest, if any, on debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail, or by other means, if other than as provided herein, and where the debt securities can be surrendered for transfer, exchange, or conversion;

•

the price or prices at which (if any), the period or periods within which (if any), and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or obligation;

•

the obligation, if any, to redeem, purchase, or repay debt securities of the series, in whole or in part, pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period and periods within which and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid pursuant to such obligation;

•

the dates, if any, on which, and the price or prices at which, the debt securities of the series will be repurchased by us at the option of the holders and other detailed terms and provisions of such repurchase obligations;

•	if convertible, the initial conversion price, the conversion period, and any other terms governing such conversion;

•	if other than denominations of $1,000 and any multiple thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of maturity;

•	any addition to, change in, or deletion from the covenants that applies to debt securities of the series;

•

any addition to, changes in, or deletion from the events of default with respect to the debt securities of a particular series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	the trustee for the series of debt securities;

•

the forms of the debt securities of the series in bearer or fully registered form (and, if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•

whether the debt securities of the series shall be issued in whole or in part in the form of a global debt security or securities; the terms and conditions, if any, upon which such global debt security or securities may be exchanged in whole or in part for other individual debt securities, and the Depositary for such global debt security or securities;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•

any other terms of the series (which terms may modify, supplement, or delete any provision of the indenture with respect to such series; provided, however, that no such term may modify or delete any provision hereof if imposed by the Trust Indenture Act; and provided, further, that any modification or deletion of the rights, duties, or immunities of the trustee hereunder shall have been consented to in writing by the trustee);

•	the terms and conditions, if any, upon which the debt securities of the series shall be exchanged for or converted into other securities or property or securities of another person;

•	any depositories, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to debt securities of such series if other than those appointed herein;

•	whether the debt securities rank as senior subordinated or subordinated or any combination thereof and the terms of any such subordination;

•	the form and terms of any guarantee of any debt securities of the series;

•	the terms and conditions of any defeasance provisions;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies, or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

•	whether the debt securities will be listed on any securities exchange or quotation system;

•

if payments of principal of, premium, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index, or financial index;

•

whether and under what circumstances, if any, additional amounts on any debt securities will be paid in respect of any tax, assessment, or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making the payment;

•	the terms and conditions pertaining to transfer, sale, or other assignment of the debt securities; and

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner, and place for the debt securities to be authenticated and delivered.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

You should review carefully the applicable prospectus supplement for information with respect to events of default and any covenants applicable to the debt securities being offered.

Payments and paying agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and interest and any additional amounts on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

Form, transfer, and exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (as a “book-entry debt security”), or a certificate issued in definitive registered form (as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated debt securities

You may transfer or exchange certificated debt securities at the trustee’s office in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global debt securities and book-entry system

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein or in any applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing.

Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

For additional discussion of book-entry and certificated securities, see the section entitled “Legal Ownership of Securities” included in this prospectus. We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable. We take no responsibility for the Depositary’s performance of its obligations under the rules and regulations governing its operations.

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, restricting us or any of our subsidiaries from entering into any sale and leaseback transactions or restricting us or our subsidiaries from repurchasing outstanding capital stock.

Merger, consolidation, and sale of assets

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), unless:

•

either we are the surviving person or the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States domestic jurisdiction;

•	the surviving person expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of default under the indenture

Unless we provide otherwise in the applicable prospectus supplement, an “event of default” means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent before the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if the rescission would not conflict with any judgment or decree and if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see the discussion under the heading “Modification of Indenture and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving the following:

•	our failure to pay the principal of, and interest and any additional amounts on, any debt security; or

•	a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to the trustee unless the default has been cured or waived. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee may, however, refuse to follow any request that conflicts with the indenture or any law or which may be unduly prejudicial to the holders of the debt securities of the applicable series not joining in the request, or that may involve the trustee in personal liability.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification of indenture and waiver

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	reduce the percentage of the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous provision;

•	reduce the rate of, or change the time for payment of interest on, any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make any debt security payable in money other than that stated in the debt security (including defaulted interest);

•	reduce the principal amount of original issue discount securities payable upon acceleration of the maturity thereof;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, the right of holders to institute suit for the enforcement of any payment or the right of holders to waive past defaults; or

•	waive a default in the payment of the principal of, or interest on, any debt security, except to the extent otherwise provided for upon acceleration of maturity.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

We and the trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to cure any ambiguity, defect, or inconsistency;

•	to comply with the provisions regarding successors to us upon any consolidation or merger, or sale, assignment or other disposition of all or substantially all our properties or assets;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•

to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, the debt securities issued in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•

to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided, however, that any such addition, change, or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such debt security with respect to such provision or (B) shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•

to add to existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, to surrender any right or power conferred upon us in the indenture, or to add events of default for the benefit of holders of all or any series of debt securities;

•	to secure previously unsecured debt securities;

•	to establish additional series of debt securities as permitted under the indenture;

•

to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into other securities or property;

•	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

•

to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

A vote by holders of debt securities will not be required for clarifications and certain other changes that would not adversely affect holders of the debt securities.

Defeasance of debt securities and certain covenants in certain circumstances

Legal defeasance

Unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series. We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations (as described at the end of this section) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

Unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in the applicable prospectus supplement.

The conditions include:

•

depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant defeasance and events of default

If we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by us or one or more of our subsidiaries. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of the following:

•	the indebtedness ranking senior to the debt securities being offered;

•	any restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	any restrictions on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Conversion and exchange rights

The terms on which debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or other securities or property of our company will be described in the applicable prospectus supplement. These terms will include the following:

•	the conversion or exchange price, or the manner of calculating the price;

•	the exchange or conversion period;

•	whether the conversion or exchange is mandatory, or voluntary at the option of the holder, or at our option;

•	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

•	the means of calculating the number of shares of our common stock, preferred stock, or other securities or property of our company to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock will be adjusted for any stock dividends, stock splits, reclassification, combinations, or similar transactions, as set forth in the applicable prospectus supplement.

Redemption of debt securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

If less than all the debt securities of any series are to be redeemed or purchased in an offer to purchase at any time, the trustee will select the debt securities of that series to be redeemed or purchased as follows: (1) if the securities of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the debt securities of that series are listed, or (2) if the debt securities of that series are not listed on a national securities exchange, on a pro rata basis, by lot, or by such other method as the trustee deems fair and appropriate.

Except as otherwise provided as to any particular series of debt securities, at least 30 days but not more than 60 days before a redemption date, we will mail a notice of redemption to each holder whose debt securities are to be redeemed. From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Description of warrants

General

We may issue warrants to purchase common stock (which we refer to as common stock warrants), preferred stock (which we refer to as preferred stock warrants) or debt securities (which we refer to as debt security warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, which describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Other warrants

We will describe the terms of any common stock warrants, preferred stock warrants or debt security warrants in the applicable prospectus supplement. Those terms will include, to the extent applicable:

•	the title of the warrants;

•	the offering price and the aggregate number of warrants offered;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•

the price at which each underlying security may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	United States federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Unless specified in the applicable prospectus supplement, common stock warrants, preferred stock warrants or debt security warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock, preferred stock or debt securities are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or debt securities, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under the heading “Warrant Adjustments” below.

Exercise of warrants

Each warrant will entitle the holder to purchase for cash shares of common stock, preferred stock or debt securities at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities, shares of common stock or preferred stock purchasable. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Amendments and supplements to the warrant agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or debt security warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•

issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•

pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•

issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and debt security warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or debt securities, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and debt security warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants and debt security warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock or debt securities are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and debt security warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

Description of units

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities, and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, which describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, and/or warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, debt security, or warrant included in each unit, respectively.

Issuance in series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of rights by holders of units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Certain provisions of Delaware law and

our charter and bylaws

The following paragraphs summarize certain provisions of Delaware law and our certificate of incorporation, as amended, and fourth amended and restated bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation, as amended, and fourth amended and restated bylaws, copies of which are on file with the SEC as exhibits to reports previously filed by us. See “Where you can find more information.”

Anti-takeover effects

General

Our certificate of incorporation, as amended, our fourth amended and restated bylaws, and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

There is set forth below a description of the provisions contained in our certificate of incorporation, as amended, and fourth amended and restated bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and fourth amended and restated bylaws, as well as the Delaware General Corporation Law.

Authorized but unissued preferred stock

Our certificate of incorporation, as amended, authorizes our board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

We believe that the ability to issue additional preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the Nasdaq Global Select Market or other organizations on which our securities are then listed or quoted. Our board of directors has the power, subject to applicable law, to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

Number of directors; removal; filling vacancies

Our certificate of incorporation, as amended, and fourth amended and restated bylaws provide that the number of directors shall be fixed only by resolution of our board of directors from time to time. Our fourth amended and restated bylaws provide that directors may be removed by stockholders at a special meeting called expressly for that purpose only both for cause and by the affirmative vote of at least a majority of the shares entitled to vote, provided that such removal shall become effective only in accordance with Section 2.4(b) of our fourth amended and restated bylaws. Our certificate of incorporation, as amended, provides that vacancies on the board of directors are filled by a majority vote of the remaining directors.

Classified board of directors

Our certificate of incorporation, as amended, provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board of directors until our second annual stockholder meeting following the date the acquirer obtains the controlling share interest. The classified board of directors provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Stockholder action

Our certificate of incorporation, as amended, provides that stockholder action may be taken at an annual or special meeting of stockholders and by written consent in lieu of a meeting. Our certificate of incorporation, as amended, and fourth amended and restated bylaws further provide that special meetings of stockholders may be called only by the chairman of the board of directors, our chief executive officer, a majority of the board of directors, or our secretary. Stockholders are not permitted to call a special meeting, but stockholders holding at least a majority of all shares entitled to vote on the issue or issued proposed to be considered at a special meeting, may demand such special meeting by delivering a written demand for such special meeting to the secretary of the corporation which contains the information with regard to the issues or issues proposed as is required by the fourth amended and restated bylaws.

The provisions of our certificate of incorporation, as amended, and fourth amended and restated bylaws limiting stockholders from calling a special meeting may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. Moreover, a stockholder may not be able to force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the whole board, our chairman, or our chief executive officer believes such consideration to be appropriate.

Advance notice for stockholder proposals and director nominations

Our fourth amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to our secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our secretary not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year.

A stockholder’s notice must provide (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information that is required by applicable law to be disclosed with regard to someone seeking election or re-election as a director of a corporation, and (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and all other information that is required by applicable law to be disclosed with regard to such business being placed before our stockholders for consideration. In addition, the notice shall contain, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

Amendments to certificate of incorporation and bylaws

Certain provisions of our certificate of incorporation, as amended, and fourth amended and restated bylaws, such as staggered director terms, may be amended only by the holders of at least 80% of the shares entitled to vote at an annual or special meeting of stockholders.

Delaware business combination statute

Section 203 of the Delaware General Corporation Law applies to our company. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless the following conditions have been satisfied:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock at an annual or special meeting that is not owned by the interested stockholder.

Section 203 generally defines an “interested stockholder” to include the following:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any such person.

Section 203 generally defines a “business combination” to include the following:

•	mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

•	certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholders; and

•	receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial benefits.

Under certain circumstances, Section 203 makes it more difficult for a person that would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although a company’s certificate of incorporation or stockholder-adopted bylaws may exempt a corporation from the restrictions imposed by Section 203. Neither our certificate of incorporation, as amended, nor our fourth amended and restated bylaws exempt our company from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if the board of directors approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.

Liability and indemnification of officers and directors

Limitation on liability of directors

Our certificate of incorporation, as amended, and fourth amended and restated bylaws eliminate the personal liability of our directors to our company and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as it may be amended after the date of this prospectus. In addition, our certificate of incorporation, as amended, provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing under the certificate of incorporation, as amended, with respect to acts or omissions occurring prior to such repeal or amendment. We have also entered into indemnification agreements with our directors and executive officers.

Under Delaware law as in effect on the date of this prospectus, our directors remain liable for the following:

•	any breach of their duty of loyalty to our company and its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; and

•

any unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and that expressly sets forth a negligence standard with respect to such liability.

The provisions in our certificate of incorporation, as amended, and fourth amended and restated bylaws that eliminate liability as described above will apply to our officers if they are also directors of our company and are acting in their capacity as directors and will not apply to our officers who are not directors or who are not acting in their capacity as directors.

Indemnification

The Delaware General Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, we have adopted provisions in our certificate of incorporation, as amended, and fourth amended and restated bylaws and entered into indemnification agreements that require us to indemnify the directors, executive officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

The Delaware General Corporation Law permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director

•	conducted himself or herself in good faith; and

•	reasonably believed that;

•	his or her conduct was in, or not opposed to, the corporation’s best interests, or

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Delaware General Corporation Law further provides for mandatory indemnification of directors and officers who are wholly successful on the merits or otherwise in litigation. The Delaware General Corporation Law limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his or her improper receipt of a personal benefit.

Indemnification for securities act liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal ownership of securities

We can issue securities in registered form or in the form of one or more global securities. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary, or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

See also the section entitled “Description of Debt Securities—Form, Transfer, and Exchange” above for additional discussion of book entry and certificated form of ownership as such forms of ownership impact the rights and obligations of purchasers of debt securities to be issued under this prospectus.

Book-entry holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry securities represented by the global security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters, or agents participating in the distribution of the book-entry securities. Ownership of book-entry securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the related global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer, or pledge beneficial interests in book-entry securities.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street name holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he, she, or it maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name, or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Whether and how the holders contact the indirect holders is up to the holders.

Special considerations for indirect holders

If you hold securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to determine the following:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee, or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank, or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

We may at any time and in our sole discretion determine not to have any of the book-entry securities of any series represented by one or more global securities and, in that event, we will issue certificated securities in exchange for the global securities of that series.

Special considerations for global securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his, her, or its name, and cannot obtain non-global certificates for his, her, or its interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his, her, or its own bank or broker for payments on the securities and protection of his, her, or its legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his, her, or its interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices, and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special situations when a global security will be terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable, or no longer qualified under the Exchange Act to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular types and series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Plan of distribution

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;
•	directly to one or more purchasers;
•	through agents; or
•	through a combination of any of those methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed public offering price or prices, which may be changed;
•	at prices relating to prevailing market prices at the time of sale;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Unless otherwise indicated in the applicable prospectus supplement, if we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Unless otherwise indicated in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship. We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or from purchasers of the securities as their agents in connection with the sale of the securities. These underwriters, dealers, or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by underwriters, dealers, or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer, or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with any offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of any offering that could adversely affect investors who purchase in that offering.

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Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotments, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments they may be required to make in respect of these liabilities thereof. Underwriters, dealers, and agents and their affiliates may be customers of, may engage in transactions with, or perform services for us in the ordinary course of business for which they receive compensation.

Legal matters

The validity of the securities offered hereby will be passed upon by Greenberg Traurig, LLP, Phoenix, Arizona.

Experts

The consolidated financial statements of TTM Technologies, Inc. as of and for the years ended December 31, 2011 and 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows of TTM Technologies, Inc. and subsidiaries for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Exchange Act. Through our website at www.ttmtech.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2013 and July 1, 2013;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2013, February 28, 2013, March 6, 2013, March 18, 2013, April 29, 2013, June 25, 2013, and September 12, 2013;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our definitive proxy statement on Schedule 14A filed with the SEC on March 14, 2013; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 8, 2005, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

TTM Technologies, Inc.

Attention: Corporate Secretary

1665 Scenic Avenue, Suite 250

Costa Mesa, California 92626

(714) 327-3000

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

$220,000,000

1.75% Convertible Senior Notes due 2020

Prospectus Supplement

Joint book-running managers

J.P. Morgan	RBS

Co-manager

Barclays

December 16, 2013